Exhibit 10.1

EXECUTION VERSION

LEASE

by and between

BMR-6828 NANCY RIDGE DRIVE LLC,

a Delaware limited liability company

and

CARDIOVASCULAR BIOTHERAPEUTICS, INC.,

a Delaware corporation

LEASE

THIS LEASE (this “Lease”) is entered into as of the 7th day of August, 2006 (the “Effective Date”), by and between BMR-6828 NANCY RIDGE LLC, a Delaware limited liability company (“Landlord”), and CARDIOVASCULAR BIOTHERAPEUTICS, INC., a Delaware corporation (“Tenant”).

RECITALS

A. WHEREAS, Landlord owns certain real property (the “Property”) and the building improvements thereon located at 6828 Nancy Ridge Drive in San Diego, California, including the building located thereon (the “Building”) in which the Premises (as defined below) are located; and

B. WHEREAS, Landlord wishes to lease to Tenant, and Tenant desires to lease from Landlord, certain premises (the “Premises”) located in the Building, pursuant to the terms and conditions of this Lease, as detailed below.

AGREEMENT

NOW, THEREFORE, Landlord and Tenant, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, agree as follows:

1. Lease of Premises. Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, the Premises, as shown on Exhibit A attached hereto. The Property and all landscaping, parking facilities and other improvements and appurtenances related thereto, including, without limitation, the Building, are hereinafter collectively referred to as the “Project.” All portions of the Project that are for the non-exclusive use of tenants of the Building, including, without limitation, driveways, sidewalks, parking areas, landscaped areas, service corridors, stairways, elevators, public restrooms and Building lobbies, are hereinafter referred to as “Common Area.”

2. Basic Lease Provisions. For convenience of the parties, certain basic provisions of this Lease are set forth herein. The provisions set forth herein are subject to the remaining terms and conditions of this Lease and are to be interpreted in light of such remaining terms and conditions.

2.1. This Lease shall take effect upon the date of execution and delivery hereof by all parties hereto and, except as specifically otherwise provided within this Lease, each of the provisions hereof shall be binding upon and inure to the benefit of Landlord and Tenant from the date of execution and delivery hereof by all parties hereto.

2.2. Rentable Area of the Premises: 6,768 sq. ft., subject to adjustment pursuant to the terms hereof

2.3. Rentable Area of the Building: 42,138 sq. ft., subject to adjustment pursuant to the terms hereof

2.4. [Intentionally omitted]

2.5. [Intentionally omitted]

2.6. Initial Monthly Rental Installments of Basic Annual Rent:

6,768 s.f. x $2.25 per s.f. = $15,228.00, subject to adjustment pursuant to the terms hereof

2.7. Initial Basic Annual Rent:

6,768 s.f. x $2.25 per s.f. x 12 months = $182,736.00, subject to adjustment pursuant to the terms hereof

2.8. Tenant’s Pro Rata Share: 16.06% of the Building, subject to adjustment pursuant to the terms hereof

2.9. Term Commencement Date: September 1, 2006

2.10. Term Expiration Date: May 31, 2013

2.11. Security Deposit: $57,804.84

2.12. Permitted Use: General office and laboratory use in conformity with Applicable Laws (as defined below)

2.13. Address for Rent Payment:	Midland Loan Services PNC Bank Lockbox Lockbox Number 771223 1223 Solutions Center Chicago, Illinois 60677-1002

2.14. Address for Notices to Landlord:	BMR-6828 Nancy Ridge Drive LLC 17140 Bernardo Center Drive, Suite 222 San Diego, California 92128 Attn: General Counsel/Leasing

2.15. Address for Notices to Tenant:	CardioVascular BioTherapeutics, Inc. 1635 Village Center Circle, Suite 250 Las Vegas, Nevada 89134 Attention: General Counsel Phone: 702-839-7200 Fax: 702-304-2120

2.16. The following Exhibits are attached hereto and incorporated herein by reference:

Exhibit A	Premises
Exhibit B	[Intentionally omitted]
Exhibit C	Tenant’s Personal Property
Exhibit D	Rules and Regulations
Exhibit E	Form of Estoppel Certificate
Exhibit F	[Intentionally omitted]
Exhibit G	Work Letter

3. Term.

3.1. This Lease shall take effect upon the date of execution and delivery hereof by all parties hereto and, except as specifically otherwise provided within this Lease, each of the provisions hereof shall be binding upon and inure to the benefit of Landlord and Tenant from the date of execution and delivery hereof by all parties hereto.

3.2. The actual term of this Lease (the “Term”) shall be that period from the actual Term Commencement Date through the Term Expiration Date, subject to earlier termination of this Lease as provided herein.

4. Possession and Commencement Date.

4.1 Landlord shall tender possession of the Premises in a vacant and clean condition, with the Building systems in good working order and in compliance with the Americans with Disabilities Act, 42 U.S.C. § 12101, et seq. (together with regulations promulgated pursuant thereto, the “ADA”), as of the Term Commencement Date; provided, however, that Landlord shall provide a Phase 1 environmental analysis of the Premises to Tenant, no later August 15, 2006, and Tenant shall have the right to access the Premises beginning August 1, 2006, solely for the purposes of (a) monitoring construction of the Tenant Improvements (as defined below) and (b) installing furniture, computer and fiber networks, telecommunications equipment and other personal property permitted by this Lease.

4.2 [Intentionally omitted]

4.3 Prior to entering upon the Premises, Tenant shall furnish to Landlord evidence satisfactory to Landlord that insurance coverages required of Tenant under the provisions of Section 21 are in effect, and such entry shall be subject to all the terms and conditions of this Lease other than the payment of Basic Annual Rent or Additional Rent (as defined below).

4.4 Possession of areas of the Premises necessary for utilities, services, safety and operation of the Building is reserved to Landlord.

4.5 Tenant shall cause to be constructed the tenant improvements in the Premises (the “Tenant Improvements”) pursuant to the Work Letter at a cost to Landlord (the “Tenant Improvement Allowance”) not to exceed Fifty Thousand Seven Hundred Sixty and 00/100 Dollars ($50,760.00) (based upon Seven and 50/100 Dollars ($7.50) per usable square foot), which amount shall include the costs of (a) construction, (b) project management by Landlord (which fee shall not exceed four percent (4%) of the Tenant Improvement Allowance and Additional TI Allowance (as defined below)), (c) space planning, architect, engineering and other related services and (d) building permits and other planning and inspection fees. If the total cost of the Tenant Improvements exceeds the sum of the Tenant Improvement Allowance, then Landlord shall make available the Additional TI Allowance in accordance with this Lease, and Tenant shall pay any amount in excess of the Tenant Improvement Allowance and Additional TI Allowance when due. Tenant shall have until March 31, 2007, to expend the unused portion of the Tenant Improvement Allowance and Additional TI Allowance, after which date Landlord’s obligation to fund such costs shall expire.

4.6 Landlord and Tenant shall mutually agree upon the selection of the architect, engineer, general contractor and major subcontractors, and Landlord and Tenant shall each participate in the review of the competitive bid process.

4.7 In addition to the Tenant Improvement Allowance, Landlord shall make available to Tenant Fifty Thousand Seven Hundred Sixty and 00/100 Dollars ($50,760.00) (based upon Seven and 50/100 Dollars ($7.50) per usable square foot) (the “Additional TI Allowance”) for construction of the initial Tenant Improvements. Tenant shall repay to Landlord, in equal monthly installments as Additional Rent (as defined below), the Additional TI Allowance amortized over the initial Term of the Lease at an interest rate of nine percent (9%).

5. Rent.

5.1. Tenant shall pay to Landlord as Basic Annual Rent for the Premises, commencing on the Term Commencement Date, the sum set forth in Section 2.7, subject to the rental adjustments provided in Section 6 hereof. Basic Annual Rent shall be paid in equal monthly installments as set forth in Section 2.6, subject to the rental adjustments provided in Section 6 hereof, each in advance on the first day of each and every calendar month during the Term; provided, however, that Tenant shall have no obligation to pay Basic Annual Rent for the first (1st), second (2nd), third (3rd), thirteenth (13th), fourteenth (14th) or fifteenth (15th) calendar months of the Term.

5.2. In addition to Basic Annual Rent, Tenant shall pay to Landlord as additional rent (“Additional Rent”) at times hereinafter specified in this Lease (a) Tenant’s pro rata share, as set forth in Section 2.8 (“Tenant’s Pro Rata Share”), of Operating Expenses as provided in Section 7 and (b) any other amounts that Tenant assumes or agrees to pay under the provisions of this Lease that are owed to Landlord, including, without limitation, any and all other sums that may become due by reason of any default of Tenant or failure on Tenant’s part to comply with the agreements, terms, covenants and conditions of this Lease to be performed by Tenant, after notice and the lapse of any applicable cure periods.

5.3. Basic Annual Rent and Additional Rent shall together be denominated “Rent.” Rent shall be paid to Landlord, without abatement, deduction or offset, in lawful money of the United States of America at the office of Landlord as set forth in Section 2.13 or to such other person or at such other place as Landlord may from time designate in writing. In the event the Term commences or ends on a day other than the first day of a calendar month, then the Rent for such fraction of a month shall be prorated for such period on the basis of a thirty (30) day month and shall be paid at the then-current rate for such fractional month.

6. Rent Adjustments. The Basic Annual Rent shall be subject to an annual upward adjustment of four percent (4%) of the then-current Basic Annual Rent. The first such adjustment shall become effective commencing with that monthly rental installment that is due on or after the first (1st) annual anniversary of the Term Commencement Date, and subsequent adjustments shall become effective on every successive annual anniversary for so long as this Lease continues in effect.

7. Operating Expenses.

7.1. As used herein, the term “Operating Expenses” shall include:

(a) Government impositions including, without limitation, property tax costs consisting of real and personal property taxes and assessments, including amounts due under any improvement bond upon the Building or the Project, including the parcel or parcels of real property upon which the Building and areas serving such Building are located or assessments in lieu thereof imposed by any federal, state, regional, local or municipal governmental authority, agency or subdivision (each, a “Governmental Authority”) are levied; taxes on or measured by gross rentals received from the rental of space in the Building; taxes based on the square footage of the Premises, the Building or the Project, as well as any parking charges, utilities surcharges or any other costs levied, assessed or imposed by, or at the direction of, or resulting from Applicable Laws (as defined below) or interpretations thereof, promulgated by any Governmental Authority in connection with the use or occupancy of the Building or the parking facilities serving the Building; taxes on this transaction or any document to which Tenant is a party creating or transferring an interest in the Premises; any fee for a business license to operate an office building; and any expenses, including the reasonable cost of attorneys or experts, reasonably incurred by Landlord in seeking reduction by the taxing authority of the applicable taxes, less tax refunds obtained as a result of an application for review thereof. Operating Expenses shall not include any net income, franchise, capital stock, estate or inheritance taxes, or taxes that are the personal obligation of Tenant or of another tenant of the Project; and

(b) All other costs of any kind paid or incurred by Landlord in connection with the operation or maintenance of the Building and the Project including, by way of example and not of limitation, costs of repairs and replacements to improvements within the Project as appropriate to maintain the Project as required hereunder, including costs of funding such reasonable reserves as Landlord, consistent with good business practice, may establish to provide for future repairs and replacements; costs of utilities furnished to the Common Areas; sewer fees; cable television; trash collection; cleaning, including windows; heating; ventilation; air-conditioning; maintenance of landscaping and grounds; maintenance of drives and parking areas; maintenance of the roof; security services and devices; building supplies; maintenance or replacement of equipment utilized for operation and maintenance of the Project; license, permit and inspection fees; sales, use and excise taxes on goods and services purchased by Landlord in connection with the operation, maintenance or repair of the Project or Building systems and equipment; telephone, postage, stationary supplies and other expenses incurred in connection with the operation, maintenance or repair of the Project; accounting, legal and other professional fees and expenses incurred in connection with the Project; costs of furniture, draperies, carpeting, landscaping and other customary and ordinary items of personal property provided by Landlord for use in Common Areas; capital expenditures; costs of complying with any federal, state, municipal or local laws and regulations, including both statutory and common law and hazard waste rules and regulations (“Applicable Laws”); insurance premiums, including premiums for public liability, property casualty, earthquake and environmental coverages; portions of insured losses paid by Landlord as part of the deductible portion of a loss pursuant to the terms of insurance policies; service contracts; costs of services of independent contractors retained to do work of a nature referenced above; and costs of compensation (including employment taxes and fringe benefits) of all persons who perform regular and recurring duties connected with the day-to-day operation and maintenance of the Project, its equipment, the adjacent walks, landscaped areas, drives and parking areas, including, without limitation, janitors, floor waxers, window washers, watchmen, gardeners, sweepers and handymen.

Notwithstanding the foregoing, Operating Expenses shall not include any real estate broker’s or other leasing commissions; expenses that relate to preparation of rental space for a tenant; expenses of initial development and construction, including, but not limited to, grading, paving, landscaping and decorating (as distinguished from maintenance, repair and replacement of the foregoing); legal expenses relating to other tenants; costs of repairs to the extent reimbursed by payment of insurance proceeds received by Landlord; interest upon loans to Landlord or secured by a mortgage or deed of trust covering the Project or a portion thereof (provided that interest upon a government assessment or improvement bond payable in installments shall constitute an Operating Expense under Subsection 7.1(a)); salaries of executive officers of Landlord; depreciation claimed by Landlord for tax purposes (provided that this exclusion of depreciation is not intended to delete from Operating Expenses actual costs of repairs and replacements and reasonable reserves in regard thereto that are provided for in Subsection 7.1(a)); taxes of the types set forth in Subsection 7.1(a); debt service; the cost of tenant improvements, including but not limited to the cost of decorating, improving for tenant occupancy, painting or redecorating portions of the Building to be demised to tenants; rental under any ground or underlying lease; attorneys’ fees and expenses incurred in connection with lease negotiations with prospective Building tenants; and advertising.

“Applicable Laws” means all laws, codes, ordinances, rules and regulations of governmental authorities having jurisdiction over the Property, the Building, the Premises, Landlord or Tenant.

7.2. Tenant shall pay to Landlord on the first day of each calendar month of the Term, as Additional Rent, (a) the Property Management Fee (as defined below) and (b) Landlord’s estimate of Tenant’s Pro Rata Share of Operating Expenses with respect to the Building and the Project, as applicable, for such month.

(x) The “Property Management Fee” shall equal two and one-half percent (2.5%) of the Rent due from Tenant.

(y) Within ninety (90) days after the conclusion of each calendar year (or such longer period as may be reasonably required by Landlord), Landlord shall furnish to Tenant a statement showing in reasonable detail the actual Operating Expenses and Tenant’s Pro Rata Share of Operating Expenses for the previous calendar year. Any additional sum due from Tenant to Landlord shall be immediately due and payable either upon Tenant’s receipt of such statement or after Tenant’s review, if so elected, pursuant to Section 7.3 below. If the amounts paid by Tenant pursuant to this Section 7.2 exceed Tenant’s Pro Rata Share of Operating Expenses for the previous calendar year, then Landlord shall credit the difference against the Rent next due and owing from Tenant; provided that, if the Lease term has expired, Landlord shall accompany said statement with payment for the amount of such difference.

(z) Any amount due under this Section 7.2 for any period that is less than a full month shall be prorated (based on a thirty (30)-day month) for such fractional month.

7.3. Landlord’s annual statement shall be final and binding upon Tenant unless Tenant, within thirty (30) days after Tenant’s receipt thereof, shall contest any item therein by giving written notice to Landlord, specifying each item contested and the reasons therefor. If, during such thirty (30)-day period, Tenant reasonably and in good faith questions or contests the correctness of Landlord’s statement of Tenant’s Pro Rata Share of Operating Expenses, Landlord shall provide Tenant with access to Landlord’s books and records and such information as Landlord reasonably determines to be responsive to Tenant’s questions. In the event that, after Tenant’s review of such information, Landlord and Tenant cannot agree upon the amount of Tenant’s Pro Rata Share of Operating Expenses, then Tenant shall have the right to have an independent public accounting firm hired by Tenant (at Tenant’s sole cost and expense) and approved by Landlord (which approval Landlord shall not unreasonably withhold or delay) audit and review such of Landlord’s books and records for the year in question at Landlord’s main corporate office (the “Independent Review”). Tenant must begin the Independent Review within three (3) months of the date Landlord has given Tenant access to Landlord’s books and records for the Independent Review and shall complete the Independent Review and notify Landlord in writing of Tenant’s specific objections to Landlord’s calculation of Operating Expenses (including Tenant’s accounting firm’s written statement of the basis, nature and amount of each proposed adjustment) no later than six (6) months after Landlord has first given Tenant access to Landlord’s books and records for the Independent Review. Landlord shall review the results of any such Independent Review. The parties shall endeavor to agree promptly and reasonably upon Operating Expenses taking into account the results of such Independent Review. If, as of ninety (90) days after Tenant has submitted the Independent Review to Landlord, the parties have not agreed on the appropriate adjustments to Operating Expenses, then the parties shall engage a mutually agreeable independent third party accountant with at least ten (10) years’ experience in commercial real estate accounting in the San Diego, California, area (the “Accountant”). If the parties cannot agree on the Accountant, each shall within ten (10) days after such impasse appoint an Accountant (different from the accountant and accounting firm that conducted the Independent Review) and, within ten (10) days after the appointment of both such Accountants, those two Accountants shall select a third (which cannot be the accountant and accounting firm that conducted the Independent Review). If either party fails to timely appoint an Accountant, then the Accountant the other party appoints shall be the sole Accountant. Within ten (10) days after appointment of the Accountant(s), Landlord and Tenant shall each simultaneously give the Accountants (with a copy to the other party) its determination of Operating Expenses, with such supporting data or information as each submitting party determines appropriate. Within ten (10) days after such submissions, the Accountants shall by majority vote select either Landlord’s or Tenant’s determination of Operating Expenses. The Accountants may not select or designate any other determination of Operating Expenses. The determination of the Accountant(s) shall bind the parties. If the parties agree or the Accountant(s) determine that Tenant’s Pro Rata Share of Operating Expenses actually paid for the calendar year in question exceeded Tenant’s obligations for such calendar year, then Landlord shall, at Tenant’s option, either (a) credit the excess to the next succeeding installments of estimated Additional Rent or (b) pay the excess to Tenant within thirty (30) days after delivery of such results. If the parties agree or the Accountant(s) determine that Tenant’s payments of Tenant’s Pro Rata Share of Operating Expenses for such calendar year were less than Tenant’s obligation for the calendar year, then Tenant shall pay the deficiency to the Landlord within thirty (30) days after delivery of such results.

7.4. Tenant shall not be responsible for Operating Expenses attributable to the time period prior to the Term Commencement Date; provided, however, that if Landlord shall permit Tenant possession of the Premises prior to the Term Commencement Date, Tenant shall be responsible for Operating Expenses from such earlier date of possession if Tenant conducts any business other than to install furniture, equipment or other personal property. Tenant’s responsibility for Tenant’s Pro Rata Share of Operating Expenses shall continue to the latest of (a) the date of termination of the Lease, (b) the date Tenant has fully vacated the Premises or (c) if termination of the Lease is due to a default by Tenant, the date of rental commencement of a replacement tenant.

7.5. Operating Expenses for the calendar year in which Tenant’s obligation to share therein commences and for the calendar year in which such obligation ceases shall be prorated on a basis reasonably determined by Landlord. Expenses such as taxes, assessments and insurance premiums that are incurred for an extended time period shall be prorated based upon the time periods to which they apply so that the amounts attributed to the Premises relate in a reasonable manner to the time period wherein Tenant has an obligation to share in Operating Expenses.

8. Rentable and Usable Area.

8.1. The terms “Rentable Area” and “Usable Area” as set forth in Section 2 and as referenced within the Work Letter, and as may otherwise be referenced within this Lease, shall reflect such areas as reasonably calculated by Landlord’s architect. The Usable Area refers generally to the approximate area to be occupied by Tenant, such area having been calculated by measuring to the finished surface of the office side of corridor and other permanent walls, to the center of partitions that separate the office space of Tenant from adjoining usable area of other tenants, and to the inside finished surfaces of the dominant portion of the permanent outer Building walls. No deductions have been made with respect to such calculations for any columns or projections that may be included within that area that are structurally necessary for the Building.

8.2. The “Rentable Area” of the Building is generally determined by making separate calculations of Rentable Area applicable to each floor within the Building and totaling the

Rentable Area of all floors within the Building. The Rentable Area of a floor is computed by measuring to the outside finished surface of the permanent outer Building walls. The full area calculated as previously set forth is included as Rentable Area, without deduction for columns and projections or vertical penetrations, including stairs, elevator shafts, flues, pipe shafts, vertical ducts and the like, as well as such items’ enclosing walls.

8.3. The Rentable Area of the Project is the total Rentable Area of all buildings within the Project.

8.4. The term “Rentable Area,” when applied to the Premises, is that area equal to the Usable Area of the Premises, plus an equitable allocation of Rentable Area within the Building that is not then utilized or expected to be utilized as Usable Area, including, but not limited to, that portion of the Building devoted to corridors, equipment rooms, restrooms, elevator lobby, atrium and mailroom. In making such allocations, consideration shall be given to tenants benefited by space allocated such that the area that primarily serves tenants of only one floor, such as corridors and restrooms upon such floor, shall be allocated to Usable Area of the Building as a whole.

8.5. Review of allocations of Rentable Areas as between tenants of the Building and the Project shall be made as frequently as Landlord deems appropriate in order to facilitate an equitable apportionment of Operating Expenses. If such review is by a licensed architect and allocations are certified by such licensed architect as being correct, then the Tenant shall be bound by such certifications.

9. Security Deposit.

9.1. Tenant has deposited with Landlord the sum set forth in Section 2.11 (the “Security Deposit”), which sum shall be held by Landlord as security for the faithful performance by Tenant of all of the terms, covenants and conditions of this Lease to be kept and performed by Tenant during the period commencing on the Effective Date and ending upon the expiration or termination of this Lease. If Tenant defaults with respect to any provision of this Lease, including, but not limited to, any provision relating to the payment of Rent, then Landlord may (but shall not be required to) use, apply or retain all or any part of the Security Deposit for the payment of any Rent or any other sum in default, or to compensate Landlord for any other loss or damage that Landlord may suffer by reason of Tenant’s default. If any portion of the Security Deposit is so used or applied, then Tenant shall, within ten (10) days following demand therefor, deposit cash with Landlord in an amount sufficient to restore the Security Deposit to its original amount, and Tenant’s failure to do so shall be a material breach of this Lease. Landlord shall not be required to keep this Security Deposit separate from its general fund, and Tenant shall not be entitled to interest on the Security Deposit.

9.2. In the event of bankruptcy or other debtor-creditor proceedings against Tenant, the Security Deposit shall be deemed to be applied first to the payment of Rent and other charges due Landlord for all periods prior to the filing of such proceedings.

9.3. Landlord may deliver to any purchaser of Landlord’s interest in the Premises the funds deposited hereunder by Tenant, and thereupon Landlord shall be discharged from any further liability with respect to such deposit. This provision shall also apply to any subsequent transfers.

9.4. If Tenant shall fully and faithfully perform every provision of this Lease to be performed by it, then the Security Deposit, or any balance thereof, shall be returned to Tenant (or, at Landlord’s option, to the last assignee of Tenant’s interest hereunder) within thirty (30) days after the expiration or earlier termination of this Lease.

10. Use.

10.1. Tenant shall use the Premises for the purpose set forth in Section 2.12, and shall not use the Premises, or permit or suffer the Premises to be used, for any other purpose without Landlord’s prior written consent, which consent Landlord may withhold in its sole and absolute discretion.

10.2. Tenant shall not use or occupy the Premises in violation of Applicable Laws; zoning ordinances; or the certificate of occupancy issued for the Building, and shall, upon five (5) days’ written notice from Landlord, discontinue any use of the Premises that is declared or claimed by any Governmental Authority having jurisdiction to be a violation of any of the above, or that in Landlord’s reasonable opinion violates any of the above. Tenant shall comply with any direction of any Governmental Authority having jurisdiction that shall, by reason of the nature of Tenant’s use or occupancy of the Premises, impose any duty upon Tenant or Landlord with respect to the Premises or with respect to the use or occupation thereof.

10.3. Tenant shall not do or permit to be done anything that will invalidate or increase the cost of any fire, environmental, extended coverage or any other insurance policy covering the Building and the Project, and shall comply with all rules, orders, regulations and requirements of the insurers of the Building and the Project, and Tenant shall promptly, upon demand, reimburse Landlord for any additional premium charged for such policy by reason of Tenant’s failure to comply with the provisions of this Section.

10.4. Tenant shall keep all doors opening onto public corridors closed, except when in use for ingress and egress.

10.5. No additional locks or bolts of any kind shall be placed upon any of the doors or windows by Tenant, nor shall any changes be made to existing locks or the mechanisms thereof without Landlord’s prior written consent. Tenant shall, upon termination of this Lease, return to Landlord all keys to offices and restrooms either furnished to or otherwise procured by Tenant. In the event any key so furnished to Tenant is lost, Tenant shall pay to Landlord the cost of replacing the same or of changing the lock or locks opened by such lost key if Landlord shall deem it necessary to make such change.

10.6. No awnings or other projections shall be attached to any outside wall of the Building. No curtains, blinds, shades or screens shall be attached to or hung in, or used in connection with, any window or door of the Premises other than Landlord’s standard window coverings. Neither the interior nor exterior of any windows shall be coated or otherwise sunscreened without Landlord’s prior written consent, nor shall any bottles, parcels or other articles be placed on the windowsills. No equipment, furniture or other items of personal property shall be placed on any exterior balcony without Landlord’s prior written consent.

10.7. No sign, advertisement or notice shall be exhibited, painted or affixed by Tenant on any part of the Premises or the Building without Landlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. Interior signs on doors and the directory tablet shall be inscribed, painted or affixed for Tenant by Landlord at Tenant’s sole cost and expense, and shall be of a size, color and type acceptable to Landlord. The directory tablet shall be provided exclusively for the display of the name and location of tenants only. Tenant shall not place anything on the exterior of the corridor walls or corridor doors other than Landlord’s standard lettering. Notwithstanding the foregoing, Tenant shall be entitled to Tenant’s Pro Rata Share of building signage consistent in quality with that of other tenants, and, subject to (a) Landlord’s prior written approval, which Landlord shall not unreasonably withhold, condition or delay, and (b) the requirements of Applicable Laws.

10.8. Tenant shall cause any office equipment or machinery to be installed in the Premises so as to reasonably prevent sounds or vibrations therefrom from extending into the Common Areas or other offices in the Building. Further, Tenant shall not place any equipment weighing five hundred (500) pounds or greater within the Premises without Landlord’s prior written approval, and such equipment shall be placed in a location designed to carry the weight of such equipment.

10.9. Tenant shall not (a) do or permit anything to be done in or about the Premises that shall in any way obstruct or interfere with the rights of other tenants or occupants of the Building or the Project, or injure or annoy them, or (b) use or allow the Premises to be used for immoral, unlawful or objectionable purposes, nor shall Tenant knowingly cause, maintain or permit any nuisance or waste in, on or about the Premises, the Building or the Project.

10.10. Notwithstanding any other provision herein to the contrary, Tenant shall be responsible for all liabilities, costs and expenses arising out of or in connection with the compliance of the Premises with the Americans with Disabilities Act, 42 U.S.C. § 12101, et seq. (together with regulations promulgated pursuant thereto, the “ADA”), and Tenant shall indemnify, defend and hold harmless Landlord from and against any loss, cost, liability or expense (including reasonable attorneys’ fees and disbursements) arising out of any failure of the Premises to comply with the ADA. The provisions of this Section 10.10 shall survive the expiration or earlier termination of this Lease.

11. Brokers.

11.1. Landlord and Tenant each represent and warrant that it has had no dealings with any real estate broker or agent in connection with the negotiation of this Lease other than Burnham Real Estate (“Broker”), and that it knows of no other real estate broker or agent that is or might be entitled to a commission in connection with this Lease. Landlord shall compensate Broker in relation to this Lease pursuant to a separate agreement between Landlord and Broker.

11.2. Tenant represents and warrants that no broker or agent has made any representation or warranty relied upon by Tenant in Tenant’s decision to enter into this Lease, other than as contained in this Lease.

11.3. Tenant acknowledges and agrees that the employment of brokers by Landlord is for the purpose of solicitation of offers of leases from prospective tenants and that no authority is granted to any broker to furnish any representation (written or oral) or warranty from Landlord unless expressly contained within this Lease. Landlord is executing this Lease in reliance upon Tenant’s representations and warranties contained within Sections 11.1 and 11.2.

12. Holding Over.

12.1. If, with Landlord’s prior written consent, Tenant holds possession of all or any part of the Premises after the Term, Tenant shall become a tenant from month to month after the expiration or earlier termination of the Term, and in such case Tenant shall continue to pay (a) the Basic Annual Rent in accordance with Section 5, as adjusted in accordance with Section 6, and (b) Tenant’s Pro Rata Share of Operating Expenses. Any such month-to-month tenancy shall be subject to every other term, covenant and agreement contained herein.

12.2. Notwithstanding the foregoing, if Tenant remains in possession of the Premises after the expiration or earlier termination of the Term without Landlord’s prior written consent, Tenant shall become a tenant at sufferance subject to the terms and conditions of this Lease, except that the monthly rent shall be equal to one hundred fifty percent (150%) of the Rent in effect during the last thirty (30) days of the Term.

12.3. Acceptance by Landlord of Rent after the expiration or earlier termination of the Term shall not result in an extension, renewal or reinstatement of this Lease.

12.4. The foregoing provisions of this Section 12 are in addition to and do not affect Landlord’s right of reentry or any other rights of Landlord hereunder or as otherwise provided by Applicable Laws.

13. Taxes on Tenant’s Property.

13.1. Tenant shall pay prior to delinquency any and all taxes levied against any personal property or trade fixtures placed by Tenant in or about the Premises.

13.2. If any such taxes on Tenant’s personal property or trade fixtures are levied against Landlord or Landlord’s property or, if the assessed valuation of the Building or the Property is increased by inclusion therein of a value attributable to Tenant’s personal property or trade fixtures, and if Landlord, after written notice to Tenant, pays the taxes based upon any such increase in the assessed valued of the Building or the Project, then Tenant shall, upon demand, repay to Landlord the taxes so paid by Landlord.

13.3. If any improvements in or alterations to the Premises, whether owned by Landlord or Tenant and whether or not affixed to the real property so as to become a part thereof, are assessed for real property tax purposes at a valuation higher than the valuation at which improvements conforming to Landlord’s building standards (the “Building Standard”) in other spaces in the Building are assessed, then the real property taxes and assessments levied against Landlord or the Building by reason of such excess assessed valuation shall be deemed to be taxes levied against personal property of Tenant and shall be governed by the provisions of Section 13.2 above. Any such excess assessed valuation due to improvements in or alterations to space in the Building leased by other tenants of Landlord shall not be included in the Operating Expenses defined in Section 7, but shall be treated, as to such other tenants, as provided in this Section 13.3. If the records of the County Assessor are available and sufficiently detailed to serve as a basis for determining whether said Tenant improvements or alterations are assessed at a higher valuation than the Building Standard, then such records shall be binding on both Landlord and Tenant.

14. Condition of Premises. Tenant acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty with respect to the condition of the Premises, the Building or the Project, or with respect to the suitability of the Premises, the Building or the Project for the conduct of Tenant’s business. Tenant’s taking of possession of the Premises shall, except as otherwise agreed to in writing by Landlord and Tenant, conclusively establish that the Premises, the Building and the Project were at such time in good, sanitary and satisfactory condition and repair. As of the Effective Date, Landlord represents that it has not received any written notice that the current and proposed uses and intended operation of the Building are not in full compliance with applicable building and seismic codes; environmental, zoning and land use laws; and other applicable local, state and federal laws regulations and ordinances. Notwithstanding anything in this Section 14 or the remainder of this Lease to the contrary, Landlord makes no representations or warranties about whether Tenant’s proposed use of the Premises complies with Applicable Laws, or whether Tenant will be able to secure permits necessary to operate its business at the Premises. Tenant shall be solely responsible for ensuring that their proposed use of the Premises complies with (a) Applicable Laws, including, without limitation, zoning requirements, and (b) any CC&Rs (as defined below).

15. Common Areas and Parking Facilities.

15.1. Tenant shall have the non-exclusive right, in common with others, to use the Common Areas, subject to the rules and regulations adopted by Landlord and attached hereto as Exhibit D, together with such other reasonable and nondiscriminatory rules and regulations as are hereafter promulgated by Landlord in its sole and absolute discretion, provided that such rules and regulations shall not unreasonably interfere with the operation of Tenant’s business (the “Rules and Regulations”). Tenant shall faithfully observe and comply with the Rules and Regulations. Landlord shall not be responsible to Tenant for the violation or non-performance by any other tenant or any agent, employee or invitee thereof of any of the Rules and Regulations.

15.2. Tenant shall have a non-exclusive, revocable license to use Tenant’s Pro Rata Share of parking facilities serving the Building in common on an unreserved basis with other tenants of the Building and the Project.

15.3. Tenant agrees not to unreasonably overburden the parking facilities and agrees to cooperate with Landlord and other tenants in the use of the parking facilities. Landlord reserves the right to determine that parking facilities are becoming overcrowded and to limit Tenant’s use thereof. Upon such determination, Landlord may reasonably allocate parking spaces among Tenant and other tenants of the Building or the Project. Nothing in this Section, however, is intended to create an affirmative duty on Landlord’s part to monitor parking.

15.4. Landlord reserves the right to modify the Common Areas, including the right to add or remove exterior and interior landscaping and to subdivide real property. Tenant acknowledges that Landlord specifically reserves the right to allow the exclusive use of corridors and restroom facilities located on specific floors to one or more tenants occupying such floors; provided, however, that Tenant shall not be deprived of the use of the corridors reasonably required to serve the Premises or of restroom facilities serving the floor upon which the Premises are located.

16. Utilities and Services.

16.1. Tenant shall pay for all water (including the cost to service, repair and replace reverse osmosis, de-ionized and other treated water), gas, heat, light, power, telephone and other utilities supplied to the Premises, together with any fees, surcharges and taxes thereon. If any such utility is not separately metered to Tenant, Tenant shall pay a reasonable proportion (to be determined by Landlord) of all charges of such utility jointly metered with other premises as part of Tenant’s Pro Rata Share of Operating Expenses or, in the alternative, Landlord may, at its option, monitor the usage of such utilities by Tenant and charge Tenant with the cost of purchasing, installing and monitoring such metering equipment, which cost shall be paid by Tenant as Additional Rent.

16.2. Landlord shall not be liable for, nor shall any eviction of Tenant result from the failure to furnish any such utility or service, whether or not such failure is caused by accident; breakage; repair; strike, lockout or other labor disturbance or labor dispute of any character; governmental regulation, moratorium or other governmental action; or Landlord’s inability, despite the exercise of reasonable diligence or by any other cause, including Landlord’s gross negligence, to furnish any such utility or service (collectively, “Force Majeure”). In the event of such failure, Tenant shall not be entitled to any abatement or reduction of Rent, nor shall Tenant be relieved from the operation of any covenant or agreement of this Lease.

16.3. Tenant shall pay for, prior to delinquency of payment therefor, any utilities and services that may be furnished to the Premises during or, if Tenant occupies the Premises after the expiration or earlier termination of the Term, after the Term.

16.4. Tenant shall not, without Landlord’s prior written consent, use any device in the Premises (including, without limitation, data processing machines) that will in any way (a) increase the amount of ventilation, air exchange, gas, steam, electricity or water beyond the existing capacity of the Building as proportionately allocated to the Premises based upon Tenant’s Pro Rata Share as usually furnished or supplied for the use set forth in Section 2.12 or (b) exceed Tenant’s Pro Rata Share of the Building’s capacity to provide such utilities or services.

16.5. If Tenant shall require utilities or services in excess of those usually furnished or supplied for tenants in similar spaces in the Building by reason of Tenant’s equipment or extended hours of business operations, then Tenant shall first procure Landlord’s consent of Landlord for the use thereof, which consent Landlord may condition upon the availability of such excess utilities or services, and Tenant shall pay as Additional Rent an amount equal to the cost of providing such excess utilities and services.

16.6. Utilities and services provided by Landlord to the Premises shall be paid by Tenant directly to the supplier of such utility or service, provided such utility or service is separately metered to the Premises.

16.7. Landlord shall provide water in Common Areas for drinking and lavatory purposes only; provided, however, that if Landlord determines that Tenant requires, uses or consumes water for any purpose other than ordinary drinking and lavatory purposes, Landlord may install a water meter and thereby measure Tenant’s water consumption for all purposes. Tenant shall pay Landlord for the costs of such meter and the installation thereof and, throughout the duration of Tenant’s occupancy of the Premises, Tenant shall keep said meter and installation equipment in good working order and repair at Tenant’s sole cost and expense. If Tenant fails to so maintain such meter and equipment, Landlord may repair or replace the same and shall collect the costs therefor from Tenant. Tenant agrees to pay for water consumed, as shown on said meter, as and when bills are rendered. If Tenant fails to timely make such payments, Landlord may pay such charges and collect the same from Tenant. Any such costs or expenses incurred, or payments made by Landlord for any of the reasons or purposes hereinabove stated, shall be deemed to be Additional Rent payment by Tenant and collectible by Landlord as such.

16.8. Landlord reserves the right to stop service of the elevator, plumbing, ventilation, air conditioning and electric systems, when Landlord deems necessary or desirable, due to accident, emergency or the need to make repairs, alterations or improvements, until such repairs, alterations or improvements shall have been completed, and Landlord shall further have no responsibility or liability for failure to supply elevator facilities, plumbing, ventilation, air conditioning or electric service when prevented from doing so by Force Majeure or a failure by a third party to deliver gas, oil or another suitable fuel supply, or Landlord’s inability by exercise of reasonable diligence to obtain gas, oil or another suitable fuel. Without limiting the foregoing, it is expressly understood and agreed that any covenants on Landlord’s part to furnish any service pursuant to any of the terms, covenants, conditions, provisions or agreements of this Lease, or to perform any act or thing for the benefit of Tenant, shall not be deemed breached if Landlord is unable to furnish or perform the same by virtue of Force Majeure.

17. Alterations.

17.1. Tenant shall make no alterations, additions or improvements in or to the Premises without Landlord’s prior written approval, which approval Landlord shall not unreasonably withhold, except for alterations, additions or improvements that comply with all of the following requirements: (a) they do not affect (i) any structural portions of the Building, including exterior walls, roof, foundation or core of the Building, (ii) the exterior of the Building or (iii) any Building systems, including elevator, plumbing, air conditioning, heating, electrical, security, life safety and power, (b) they cost Twenty-Five Thousand Dollars ($25,000) or less in any one instance and Fifty Thousand Dollars ($50,000) or less in any twelve (12) month period and (c) they are not visible from the exterior of the Premises. With regard to alterations, additions or improvements under Subsection (a) of this paragraph, Landlord may withhold its approval with respect thereto in its sole and absolute discretion. Tenant shall, in making any alterations, additions or improvements, use only those architects, contractors, suppliers and mechanics of which Landlord has given prior written approval, which approval shall be in Landlord’s sole and absolute discretion. In seeking Landlord’s approval for any alterations, additions or improvements that require Landlord’s consent, Tenant shall provide Landlord at least fourteen (14) days in advance of any proposed construction, with plans, specifications, bid proposals, work contracts, requests for laydown areas and such other information concerning the nature and cost of the alterations as Landlord may reasonably request.

17.2. Tenant shall not construct or permit to be constructed partitions or other obstructions that might interfere with free access to mechanical installation or service facilities of the Building, or interfere with the moving of Landlord’s equipment to or from the enclosures containing such installations or facilities.

17.3. Tenant shall accomplish any work performed on the Premises or the Building in such a manner as to permit any fire sprinkler system and fire water supply lines to remain fully operable at all times.

17.4. Any work performed on the Premises or the Building by Tenant or Tenant’s contractors shall be done at such times and in such manner as Landlord may from time to time designate. Tenant covenants and agrees that all work done by Tenant or Tenant’s contractors shall be performed in full compliance with Applicable Laws. Regardless of whether Landlord’s consent is required under Section 17.1, Tenant shall provide Landlord with complete “as-built” drawing print sets and electronic CADD files on disc showing any changes in the Premises.

17.5. Before commencing any work, Tenant shall give Landlord at least fourteen (14) days’ prior written notice of the proposed commencement of such work and shall, if required by Landlord, secure, at Tenant’s own cost and expense, a completion and lien indemnity bond satisfactory to Landlord for said work.

17.6. All alterations, attached equipment, decorations, fixtures, trade fixtures, additions and improvements, subject to Section 17.8, attached to or built into the Premises, made by either of the Parties, including, without limitation, all floor and wall coverings, built-in cabinet work and paneling, sinks and related plumbing fixtures, exterior venting fume hoods and walk-in freezers and refrigerators, ductwork, conduits, electrical panels and circuits, shall, unless, prior to such construction or installation, Landlord elects otherwise, become the property of Landlord upon the expiration or earlier termination of the Term, and shall remain upon and be surrendered with the Premises as a part thereof.

17.7. Tenant shall repair any damage to the Premises caused by Tenant’s removal of any property from the Premises. During any such restoration period, Tenant shall pay Rent to Landlord as provided herein as if said space were otherwise occupied by Tenant.

17.8. Except as to those items listed on Exhibit C attached hereto, all business and trade fixtures, machinery and equipment, built-in furniture and cabinets, together with all additions and accessories thereto, installed in and upon the Premises shall be and remain the property of Landlord and shall not be moved by Tenant at any time during the Term. Tenant may update Exhibit C from time to time by providing an updated Exhibit C to Landlord. Any updated Exhibit C shall not contain (a) any items contained in the Premises as of the date hereof that were not listed on the original Exhibit C, (b) any items that are affixed to or that constitute a portion of the Premises or the Building, (c) any items paid for (in whole or in part) by Landlord (including as part of the Tenant Improvement Allowance) or (d) any items that would not properly be classified as personal property. If Tenant shall fail to remove any of its effects from the Premises prior to termination of this Lease, then Landlord may, at its option, remove the same in any manner that Landlord shall choose and store said effects without liability to Tenant for loss thereof or damage thereto, and Tenant shall pay Landlord, upon demand, any costs and expenses incurred due to such removal and storage or Landlord may, at its sole option and without notice to Tenant, sell such property or any portion thereof at private sale and without legal process for such price as Landlord may obtain and apply the proceeds of such sale against any (a) amounts due by Tenant to Landlord under this Lease and (b) any expenses incident to the removal, storage and sale of said personal property.

17.9. Notwithstanding any other provision of this Section 17 to the contrary, in no event shall Tenant remove any improvement from the Premises as to which Landlord contributed payment, including, without limitation, the Tenant Improvements made pursuant to the Work Letter without Landlord’s prior written consent, which consent Landlord may withhold in its sole and absolute discretion.

17.10. Tenant shall pay to Landlord an amount equal to four percent (4%) of the cost to Tenant of all changes installed by Tenant or its contractors or agents to cover Landlord’s overhead and expenses for plan review, coordination, scheduling and supervision thereof, except in relation to the initial Tenant Improvements. For purposes of payment of such sum, Tenant shall submit to Landlord copies of all bills, invoices and statements covering the costs of such charges, accompanied by payment to Landlord of the fee set forth in this Section. Tenant shall reimburse Landlord for any extra expenses incurred by Landlord by reason of faulty work done by Tenant or its contractors, or by reason of delays caused by such work, or by reason of inadequate clean-up.

17.11. Within sixty (60) days after final completion of the Tenant Improvements (or any other alterations, improvement or additions performed by Tenant with respect to the Premises), Tenant shall submit to Landlord documentation showing the amounts expended by Tenant (other than funds that constitute the Tenant Improvement Allowance or Additional TI Allowance) with respect to such Tenant Improvements (or any other alterations, improvement or additions performed by Tenant with respect to the Premises), together with supporting documentation reasonably acceptable to Landlord.

18. Repairs and Maintenance.

18.1. Landlord shall repair and maintain the structural and exterior portions and Common Areas of the Building and the Project, including, without limitation, roofing and covering materials, foundations, exterior walls, plumbing, fire sprinkler systems (if any), heating, ventilating, air conditioning, elevators, and electrical systems installed or furnished by Landlord. Any costs related to the repair or maintenance activities specified in this Section 18.1 shall be included as a part of Operating Expenses, unless such repairs or maintenance is required in whole or in part because of any act, neglect, fault or omissions of Tenant, its agents, servants, employees or invitees, in which case Tenant shall pay to Landlord the cost of such repairs and maintenance.

18.2. Except for services of Landlord, if any, required by Section 18.1, Tenant shall at Tenant’s sole cost and expense keep the Premises and every part thereof in good condition and repair, damage thereto from ordinary wear and tear excepted. Tenant shall, upon the expiration or sooner termination of the Term, surrender the Premises to Landlord in as good of a condition as when received, ordinary wear and tear excepted. Landlord shall have no obligation to alter, remodel, improve, repair, decorate or paint the Premises or any part thereof.

18.3. Landlord shall not be liable for any failure to make any repairs or to perform any maintenance that is an obligation of Landlord unless such failure shall persist for an unreasonable time after Tenant provides Landlord with written notice of the need of such repairs or maintenance, and provided no such failure persists, Tenant waives its rights under Applicable Laws now or hereafter in effect to make repairs at Landlord’s expense.

18.4. Repairs under this Section 18 that are obligations of Landlord are subject to allocation among Tenant and other tenants as Operating Expenses, except as otherwise provided in this Section 18.

18.5. This Section 18 relates to repairs and maintenance arising in the ordinary course of operation of the Building and the Project and any related facilities. In the event of fire, earthquake, flood, vandalism, war or similar cause of damage or destruction, Section 22 shall apply in lieu of this Section 18.

19. Liens.

19.1. Tenant shall keep the Premises, the Building and the Project free from any liens arising out of work performed, materials furnished or obligations incurred by Tenant. Tenant further covenants and agrees that any mechanic’s lien filed against the Premises, the Building or the Project for work claimed to have been done for, or materials claimed to have been furnished to, shall be discharged or bonded by Tenant within ten (10) days after the filing thereof, at Tenant’s sole cost and expense.

19.2. Should Tenant fail to discharge or bond against any lien of the nature described in Section 19.1, Landlord may, at Landlord’s election, pay such claim or post a bond or otherwise provide security to eliminate the lien as a claim against title, and Tenant shall immediately reimburse Landlord for the costs thereof as Additional Rent.

19.3. In the event that Tenant leases or finances the acquisition of office equipment, furnishings or other personal property of a removable nature utilized by Tenant in the operation of Tenant’s business, Tenant warrants that any Uniform Commercial Code financing statement executed by Tenant shall, upon its face or by exhibit thereto, indicate that such financing statement is applicable only to removable personal property of Tenant located within the Premises. In no event shall the address of the Building be furnished on a financing statement without qualifying language as to applicability of the lien only to removable personal property located in an identified suite leased by Tenant. Should any holder of a financing statement executed by Tenant record or place of record a financing statement that appears to constitute a lien against any interest of Landlord or against equipment that may be located other than within an identified suite leased by Tenant, Tenant shall, within ten (10) days after filing such financing statement, cause (a) a copy of the lender security agreement or other documents to which the financing statement pertains to be furnished to Landlord to facilitate Landlord’s ability to demonstrate that the lien of such financing statement is not applicable to Landlord’s interest and (b) Tenant’s lender to amend such financing statement and any other documents of record to clarify that any liens imposed thereby are not applicable to any interest of Landlord in the Premises, the Building or the Project.

20. Indemnification and Exculpation.

20.1. Tenant agrees to indemnify, defend and save Landlord harmless from and against any and all demands, claims, liabilities, losses, costs, expenses, actions, causes of action, damages or judgments, and all reasonable expenses (including, without limitation, reasonable attorneys’ fees, charges and disbursements) incurred in investigating or resisting the same (collectively, “Claims”) arising from injury or death to any person or injury to any property occurring within or about the Premises, the Building or the Property arising directly or indirectly out of Tenant’s or Tenant’s employees’, agents’ or guests’ use or occupancy of the Premises or a breach or default by Tenant in the performance of any of its obligations hereunder, unless caused solely by Landlord’s willful misconduct or gross negligence.

20.2. Notwithstanding any provision of Section 20.1 to the contrary, Landlord shall not be liable to Tenant for, and Tenant assumes all risk of, damage to personal property or scientific research, including, without limitation, loss of records kept by Tenant within the Premises and damage or losses caused by fire, electrical malfunction, gas explosion or water damage of any type (including, without limitation, broken water lines, malfunctioning fire sprinkler systems, roof leaks or stoppages of lines), unless any such loss is due to Landlord’s willful disregard of written notice by Tenant of need for a repair that Landlord is responsible to make for an unreasonable period of time. Tenant further waives any claim for injury to Tenant’s business or loss of income relating to any such damage or destruction of personal property as described in this Section 20.2.

20.3. Landlord shall not be liable for any damages arising from any act, omission or neglect of any other tenant in the Building or the Project, or of any other third party.

20.4. Tenant acknowledges that security devices and services, if any, while intended to deter crime, may not in given instances prevent theft or other criminal acts. Landlord shall not be liable for injuries or losses caused by criminal acts of third parties, and Tenant assumes the risk that any security device or service may malfunction or otherwise be circumvented by a criminal. If Tenant desires protection against such criminal acts, then Tenant shall, at Tenant’s sole cost and expense, obtain appropriate insurance coverage.

20.5. The provisions of this Section 20 shall survive the expiration or earlier termination of this Lease.

21. Insurance; Waiver of Subrogation.

21.1. Landlord shall maintain insurance for the Building and the Project in amounts equal to full replacement cost (exclusive of the costs of excavation, foundations and footings, and without reference to depreciation taken by Landlord upon its books or tax returns) or such lesser coverage as Landlord may elect, provided that such coverage shall not be less than ninety percent (90%) of such full replacement cost or the amount of such insurance Landlord’s lender, mortgagee or beneficiary (each, a “Lender”), if any, requires Landlord to maintain, providing protection against any peril generally included within the classification “Fire and Extended Coverage,” together with insurance against sprinkler damage (if applicable), vandalism and malicious mischief. Landlord, subject to availability thereof, shall further insure, if Landlord deems it appropriate, coverage against flood, environmental hazard, earthquake, loss or failure of building equipment, rental loss during the period of repairs or rebuilding, workmen’s compensation insurance and fidelity bonds for employees employed to perform services. Notwithstanding the foregoing, Landlord may, but shall not be deemed required to, provide insurance for any improvements installed by Tenant or that are in addition to the standard improvements customarily furnished by Landlord, without regard to whether or not such are made a part of or are affixed to the Building. Any costs incurred by Landlord pursuant to this Section 21.1 shall constitute a portion of Operating Expenses.

21.2. In addition, Landlord shall carry public liability insurance with a single limit of not less than One Million Dollars ($1,000,000) for death or bodily injury, or property damage with respect to the Project. Any costs incurred by Landlord pursuant to this Section 21.2 shall constitute a portion of Operating Expenses.

21.3. Tenant shall, at its own cost and expense, procure and maintain in effect, beginning on the Term Commencement Date or the date of occupancy, whichever occurs first, and continuing throughout the Term (and occupancy by Tenant, if any, after termination of this Lease) comprehensive public liability insurance with limits of not less than Two Million Dollars ($2,000,000) per occurrence for death or bodily injury and not less than One Million Dollars ($1,000,000) for property damage with respect to the Premises.

21.4. The insurance required to be purchased and maintained by Tenant pursuant to this Lease shall name Landlord, BioMed Realty, L.P., BioMed Realty Trust, Inc., and their respective officers, employees, agents, general partners, members and Lenders (“Landlord Parties”) as additional insureds. Said insurance shall be with companies having a rating of not less than policyholder rating of A and financial category rating of at least Class XII in “Best’s Insurance Guide.” Tenant shall obtain for Landlord from the insurance companies or cause the insurance companies to furnish certificates of coverage to Landlord. No such policy shall be cancelable or subject to reduction of coverage or other modification or cancellation except after thirty (30) days’ prior written notice to Landlord from the insurer. All such policies shall be written as primary policies, not contributing with and not in excess of the coverage that Landlord may carry. Tenant’s policy may be a “blanket policy” that specifically provides that the amount of insurance shall not be prejudiced by other losses covered by the policy. Tenant shall, at least twenty (20) days prior to the expiration of such policies, furnish Landlord with renewals or binders. Tenant agrees that if Tenant does not take out and maintain such insurance, Landlord may (but shall not be required to) procure said insurance on Tenant’s behalf and at its cost to be paid by Tenant as Additional Rent.

21.5. Tenant assumes the risk of damage to any fixtures, goods, inventory, merchandise, equipment and leasehold improvements, and Landlord shall not be liable for injury to Tenant’s business or any loss of income therefrom, relative to such damage, all as more particularly set forth within this Lease. Tenant shall, at Tenant’s sole cost and expense, carry such insurance as Tenant desires for Tenant’s protection with respect to personal property of Tenant or business interruption.

21.6. In each instance where insurance is to name Landlord Parties as additional insureds, Tenant shall, upon Landlord’s written request, also designate and furnish certificates evidencing such Landlord Parties as additional insureds to (a) any Lender of Landlord holding a security interest in the Building or the Project, (b) the landlord under any lease whereunder Landlord is a tenant of the real property upon which the Building is located if the interest of Landlord is or shall become that of a tenant under a ground lease rather than that of a fee owner, and (c) any management company retained by Landlord to manage the Project.

21.7. Landlord and Tenant each hereby waive any and all rights of recovery against the other or against the officers, directors, employees, agents and representatives of the other on account of loss or damage occasioned by such waiving party or its property or the property of others under such waiving party’s control, in each case to the extent that such loss or damage is insured against under any fire and extended coverage insurance policy that either Landlord or Tenant may have in force at the time of such loss or damage. Such waivers shall continue so long as their respective insurers so permit. Any termination of such a waiver shall be by written notice to the other party, containing a description of the circumstances hereinafter set forth in this Section 21.7. Landlord and Tenant, upon obtaining the policies of insurance required or permitted under this Lease, shall give notice to the insurance carrier or carriers that the foregoing mutual waiver of subrogation is contained in this Lease. If such policies shall not be obtainable with such waiver or shall be so obtainable only at a premium over that chargeable without such waiver, then the party seeking such policy shall notify the other of such conditions, and the party so notified shall have ten (10) days thereafter to either (a) procure such insurance with companies reasonably satisfactory to the other party or (b) agree to pay such additional premium (in Tenant’s case, in the proportion that the area of the Premises bears to the insured area). If the parties do not accomplish either (a) or (b), then this Section 21.7 shall have no effect during such time as such policies shall not be obtainable or the party in whose favor a waiver of subrogation is desired refuses to pay the additional premium. If such policies shall at any time be unobtainable, but shall be subsequently obtainable, then neither party shall be subsequently liable for a failure to obtain such insurance until a reasonable time after notification thereof by the other party. If the release of either Landlord or Tenant, as set forth in the first sentence of this Section 21.7, shall contravene Applicable Laws, then the liability of the party in question shall be deemed not released but shall be secondary to the other party’s insurer.

21.8. Landlord may require insurance policy limits required under this Lease to be raised to conform with requirements of Landlord’s Lender or to bring coverage limits to levels then being required of new tenants within the Project.

22. Damage or Destruction.

22.1. In the event of a partial destruction of the Building or the Project by fire or other perils covered by extended coverage insurance not exceeding twenty-five percent (25%) of the full insurable value thereof, and provided that (a) the damage thereto is such that the Building or the Project may be repaired, reconstructed or restored within a period of six (6) months from the date of the happening of such casualty and (b) Landlord shall receive insurance proceeds sufficient to cover the cost of such repairs (except for any deductible amount provided by Landlord’s policy, which deductible amount, if paid by Landlord, shall constitute an Operating Expense), Landlord shall commence and proceed diligently with the work of repair, reconstruction and restoration of the Building or the Project, as applicable, and this Lease shall continue in full force and effect.

22.2. In the event of any damage to or destruction of the Building or the Project other than as described in Section 22.1, Landlord may elect to repair, reconstruct and restore the Building or the Project, as applicable, in which case this Lease shall continue in full force and effect. If Landlord elects not to repair the Building or the Project, as applicable, then this Lease shall terminate as of the date of such damage or destruction.

22.3. Landlord shall give written notice to Tenant of its determination pursuant to Section 22.2 (a) not to repair or (b) to reconstruct or restore the Building or the Project, as applicable, within sixty (60) days following the date of damage or destruction. If such notice estimates a restoration period for the Premises longer than twelve (12) months, or if Landlord fails to deliver such notice or fails to state the estimated restoration period, Tenant may elect to terminate this Lease as of the date that is seventy-five (75) days after the date of such damage or destruction by written notice to Landlord.

22.4. Upon any termination of this Lease under any of the provisions of this Section 22, the parties shall be released thereby without further obligation to the other from the date possession of the Premises is surrendered to the Landlord, except with regard to (a) items occurring prior to the damage or destruction and (b) provisions of this Lease that, by their express terms, survive the expiration or earlier termination hereof.

22.5. In the event of repair, reconstruction and restoration as provided in this Section 22, all Rent to be paid by Tenant under this Lease shall be abated proportionately based on the extent to which Tenant’s use of the Premises is impaired during the period of such repair, reconstruction or restoration, unless Landlord provides Tenant with other space during the period of repair that, in Tenant’s reasonable opinion, is suitable for the temporary conduct of Tenant’s business.

22.6. Notwithstanding anything to the contrary contained in this Section 22, should Landlord be delayed or prevented from completing the repair, reconstruction or restoration of the damage or destruction to the Premises after the occurrence of such damage or destruction by Force Majeure, then the time for Landlord to commence or complete repairs shall be extended on a day-for-day basis; provided, however, that, at Landlord’s election, Landlord shall be relieved of its obligation to make such repair, reconstruction or restoration. Tenant shall be released from any obligations under this Lease (except with regard to those provisions that, by their express terms, survive the expiration or earlier termination hereof) if, on the date that is twelve (12) months after the date of damage or destruction, the repair, reconstruction or restoration required to be performed by Landlord to provide Tenant use of the Premises is not then substantially completed.

22.7. If Landlord is obligated to or elects to repair, reconstruct or restore as herein provided, then Landlord shall be obligated to make such repair, reconstruction or restoration only with regard to those portions of the Premises, the Building or the Project that were originally provided at Landlord’s expense. The repair, reconstruction or restoration of improvements not originally provided by Landlord or at Landlord’s expense shall be the obligation of Tenant. In the event Tenant has elected to upgrade certain improvements from the Building Standard, Landlord shall, upon the need for replacement due to an insured loss, provide only the Building Standard, unless Tenant again elects to upgrade such improvements and pay any incremental costs related thereto, except to the extent that excess insurance proceeds, if received, are adequate to provide such upgrades, in addition to providing for basic repair, reconstruction and restoration of the Premises, the Building and the Project.

22.8. Notwithstanding anything to the contrary contained in this Section 22, Landlord shall not have any obligation whatsoever to repair, reconstruct or restore the Premises if the damage resulting from any casualty covered under this Section 22 occurs during the last twenty-four (24) months of the Term or any extension hereof, or to the extent that insurance proceeds are not available therefor.

22.9. Landlord’s obligation, should it elect or be obligated to repair or rebuild, shall be limited to the Property and the Building; provided that Tenant shall, at its expense, replace or fully repair all of Tenant’s personal property and any alterations installed by Tenant existing at the time of such damage or destruction. If the Property or the Building is to be repaired in accordance with the foregoing, Landlord shall make available to Tenant any portion of insurance proceeds it receives that are allocable to the alterations constructed by Tenant pursuant to this Lease, provided Tenant is not then in default under this Lease.

23. Eminent Domain.

23.1. In the event the whole of the Premises, or such part thereof as shall substantially interfere with the Tenant’s use and occupancy thereof, shall be taken for any public or quasi-public purpose by any lawful power or authority by exercise of the right of appropriation, condemnation or eminent domain, or sold to prevent such taking, Tenant or Landlord may terminate this Lease effective as of the date possession is required to be surrendered to said authority.

23.2. In the event of a partial taking of the Building or the Project, or of drives, walkways or parking areas serving the Building or the Project for any public or quasi-public purpose by any lawful power or authority by exercise of right of appropriation, condemnation, or eminent domain, or sold to prevent such taking, then, without regard to whether any portion of the Premises occupied by Tenant was so taken, Landlord may elect to terminate this Lease as of such taking if such taking is, in Landlord’s sole opinion, of a material nature such as to make it uneconomical to continue use of the unappropriated portion for purposes of renting office or laboratory space.

23.3. Tenant shall be entitled to any award that is specifically awarded as compensation for (a) the taking of Tenant’s personal property that was installed at Tenant’s expense and (b) the costs of Tenant moving to a new location. Except as set forth in the previous sentence, any award for such taking shall be the property of Landlord.

23.4. If, upon any taking of the nature described in this Section 23, this Lease continues in effect, then Landlord shall promptly proceed to restore the Premises, the Building and the Project, as applicable, to substantially their same condition prior to such partial taking. To the extent such restoration is feasible, as determined by Landlord in its sole and absolute discretion, the Rent shall be decreased by a number, the numerator of which is the rental value of the Premises prior to such taking, and the denominator of which is the value of the Premises after such taking.

24. Defaults and Remedies.

24.1. Late payment by Tenant to Landlord of Rent and other sums due shall cause Landlord to incur costs not contemplated by this Lease, the exact amount of which shall be extremely difficult and impracticable to ascertain. Such costs include, but are not limited to, processing and accounting charges and late charges that may be imposed on Landlord by the terms of any mortgage or trust deed covering the Premises. Therefore, if any installment of Rent due from Tenant is not received by Landlord within five (5) days after the date such payment is due, Tenant shall pay to Landlord an additional sum of six percent (6%) of the overdue Rent as a late charge. The parties agree that this late charge represents a fair and reasonable estimate of the costs that Landlord shall incur by reason of late payment by Tenant. In addition to the late charge, Rent not paid when due shall bear interest from the fifth (5th) day after the date due until paid at the lesser of (a) twelve percent (12%) per annum or (b) the maximum rate permitted by Applicable Laws.

24.2. No payment by Tenant or receipt by Landlord of a lesser amount than the Rent payment herein stipulated shall be deemed to be other than on account of the Rent, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as Rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such Rent or pursue any other remedy provided in this Lease or in equity or at law. If a dispute shall arise as to any amount or sum of money to be paid by Tenant to Landlord hereunder, Tenant shall have the right to make payment “under protest,” such payment shall not be regarded as a voluntary payment, and there shall survive the right on the part of Tenant to institute suit for recovery of the payment paid under protest.

24.3. If Tenant fails to pay any sum of money (other than Basic Annual Rent or Rental Adjustments) required to be paid by it hereunder, or shall fail to perform any other act on its part to be performed hereunder, Landlord may, without waiving or releasing Tenant from any obligations of Tenant, but shall not be obligated to, make such payment or perform such act; provided that such failure by Tenant continues for three (3) days after Landlord delivers notice to Tenant demanding performance by Tenant; or that such failure by Tenant unreasonably interfered with the use of the Building by any other tenant or with the efficient operation of the Building, or resulted or could have resulted in a violation of Applicable Laws or the cancellation of an insurance policy maintained by Landlord. Tenant shall pay to Landlord as Additional Rent all sums so paid or incurred by Landlord, together with interest thereon, from the date such sums were paid or incurred, at the annual rate equal to twelve percent (12%) per annum or highest rate permitted by Applicable Laws, whichever is less.

24.4. The occurrence of any one or more of the following events shall constitute a “Default” hereunder by Tenant:

(a) The abandonment or vacation of the Premises by Tenant;

(b) The failure by Tenant to make any payment of Rent, as and when due, where such failure shall continue for a period of five (5) days after written notice thereof from Landlord to Tenant;

(c) The failure by Tenant to observe or perform any obligation or covenant contained herein (other than described in Subsections 24.4(a) and 24.4(b)) to be performed by Tenant, where such failure shall continue for a period of thirty (30) days after written notice thereof from Landlord to Tenant; provided that, if the nature of Tenant’s default is such that it reasonably requires more than thirty (30) days to cure, Tenant shall not be deemed to be in default if Tenant shall commence such cure within said thirty (30) day period and thereafter diligently prosecute the same to completion; and provided, further, that such cure is completed no later than ninety (90) days from the date of Tenant’s receipt of written notice from Landlord;

(d) Tenant makes an assignment for the benefit of creditors;

(e) A receiver, trustee or custodian is appointed to or does take title, possession or control of all or substantially all of Tenant’s assets;

(f) Tenant files a voluntary petition under the United States Bankruptcy Code or any successor statute (the “Code”);

(g) Any involuntary petition if filed against Tenant under any chapter of the Code and is not dismissed within one hundred twenty (120) days;

(h) Failure to deliver an estoppel certificate in accordance with Section 29; or

(i) Tenant’s interest in this Lease is attached, executed upon or otherwise judicially seized and such action is not released within one hundred twenty (120) days of the action.

Notices given under this Section 24.4 shall specify the alleged default and shall demand that Tenant perform the provisions of this Lease or pay the Rent that is in arrears, as the case may be, within the applicable period of time, or quit the Premises. No such notice shall be deemed a forfeiture or a termination of this Lease unless Landlord elects otherwise in such notice.

24.5. In the event of a Default by Tenant, and at any time thereafter, with or without notice or demand and without limiting Landlord in the exercise of any right or remedy that Landlord may have, Landlord shall be entitled to terminate Tenant’s right to possession of the Premises by any lawful means, in which case this Lease shall terminate and Tenant shall immediately surrender possession of the Premises to Landlord. In such event, Landlord shall have the immediate right to re-enter and remove all persons and property, and such property may be removed and stored in a public warehouse or elsewhere at the cost and for the account of Tenant, all without service of notice or resort to legal process and without being deemed guilty of trespass or becoming liable for any loss or damage that may be occasioned thereby. In the event that Landlord shall elect to so terminate this Lease, then Landlord shall be entitled to recover from Tenant all damages incurred by Landlord by reason of Tenant’s default, including, without limitation:

(a) The worth at the time of award of any unpaid Rent that had accrued at the time of such termination; plus

(b) The worth at the time of award of the amount by which the unpaid Rent that would have accrued during the period commencing with termination of the Lease and ending at the time of award exceeds that portion of the loss of Landlord’s rental income from the Premises that Tenant proves to Landlord’s reasonable satisfaction could have been reasonably avoided; plus

(c) The worth at the time of award of the amount by which the unpaid Rent for the balance of the Term after the time of award exceeds that portion of the loss of Landlord’s rental income from the Premises that Tenant proves to Landlord’s reasonable satisfaction could have been reasonably avoided; plus

(d) Any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or that in the ordinary course of things would be likely to result therefrom, including, without limitation, the cost of restoring the Premises to the condition required under the terms of this Lease; plus

(e) At Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by Applicable Laws.

As used in Subsections 24.5(a) and 24.5(b), “worth at the time of award” shall be computed by allowing interest at the rate specified in Section 24.1. As used in Subsection 24.5(c) above, the “worth at the time of the award” shall be computed by taking the present value of such amount, using the discount rate of the Federal Reserve Bank of San Francisco at the time of the award plus one (1) percentage point.

24.6. If Landlord does not elect to terminate this Lease as provided in Section 24.5, then Landlord may, from time to time, recover all Rent as it becomes due under this Lease. At any time thereafter, Landlord may elect to terminate this Lease and to recover damages to which Landlord is entitled.

24.7. In the event Landlord elects to terminate this Lease and relet the Premises, Landlord may execute any new lease in its own name. Tenant hereunder shall have no right or authority whatsoever to collect any Rent from such tenant. The proceeds of any such reletting shall be applied as follows:

(a) First, to the payment of any indebtedness other than Rent due hereunder from Tenant to Landlord, including, without limitation, storage charges or brokerage commissions owing from Tenant to Landlord as the result of such reletting;

(b) Second, to the payment of the costs and expenses of reletting the Premises, including (i) alterations and repairs that Landlord deems reasonably necessary and advisable and (ii) reasonable attorneys’ fees, charges and disbursements incurred by Landlord in connection with the retaking of the Premises and such reletting;

(c) Third, to the payment of Rent and other charges due and unpaid hereunder; and

(d) Fourth, to the payment of future Rent and other damages payable by Tenant under this Lease.

24.8. All of Landlord’s rights, options and remedies hereunder shall be construed and held to be nonexclusive and cumulative. Landlord shall have the right to pursue any one or all of such remedies, or any other remedy or relief that may be provided by Applicable Laws, whether or not stated in this Lease. No waiver of any default of Tenant hereunder shall be implied from any acceptance by Landlord of any Rent or other payments due hereunder or any omission by

Landlord to take any action on account of such default if such default persists or is repeated, and no express waiver shall affect defaults other than as specified in said waiver.

24.9. Landlord’s termination of (a) this Lease or (b) Tenant’s right to possession of the Premises shall not relieve Tenant of any liability to Landlord that has previously accrued or that shall arise based upon events that occurred prior to the later to occur of (i) the date of Lease termination or (ii) the date Tenant surrenders possession of the Premises.

24.10. To the extent permitted by Applicable Laws, Tenant waives any and all rights of redemption granted by or under any present or future Applicable Laws if Tenant is evicted or dispossessed for any cause, or if Landlord obtains possession of the Premises due to Tenant’s default hereunder or otherwise.

24.11. Landlord shall not be in default under this Lease unless Landlord fails to perform obligations required of Landlord within a reasonable time, but in no event shall such failure to continue for more than thirty (30) days after written notice from Tenant specifying the nature of Landlord’s failure; provided, however, that if the nature of Landlord’s obligation is such that more than thirty (30) days are required for its performance, then Landlord shall not be in default if Landlord commences performance within such thirty (30) day period and thereafter diligently prosecutes the same to completion, and provided, further, that such cure is completed no later than ninety (90) days from the date of Tenant’s written notice to Landlord.

24.12. In the event of any default by Landlord, Tenant shall give notice by registered or certified mail to any (a) beneficiary of a deed of trust or (b) mortgagee under a mortgage covering the Premises, the Building or the Project and to any landlord of any lease of land upon or within which the Premises, the Building or the Project is located, and shall offer such beneficiary, mortgagee or landlord a reasonable opportunity to cure the default, including time to obtain possession of the Building by power of sale or a judicial action if such should prove necessary to effect a cure; provided that Landlord shall furnish to Tenant in writing, upon written request by Tenant, the names and addresses of all such persons who are to receive such notices.

25. Assignment or Subletting.

25.1. Except as hereinafter provided, Tenant shall not, either voluntarily or by operation of Applicable Laws, directly or indirectly sell, hypothecate, assign, pledge, encumber or otherwise transfer this Lease, or sublet the Premises or any part hereof (each, a “Transfer”), without Landlord’s prior written consent, which consent Landlord may not unreasonably delay, and which consent shall be given or withheld in accordance with Section 25.3 below.

25.2. In the event Tenant desires to effect a Transfer, then, at least forty-five (45) but not more than ninety (90) days prior to the date when Tenant desires the assignment or sublease to be effective (the “Assignment Date”), Tenant shall provide written notice to Landlord (the “Assignment Notice”) containing information (including references) concerning the character of the proposed transferee, assignee or sublessee; the Assignment Date; any ownership or commercial relationship between Tenant and the proposed transferee, assignee or sublessee; and the consideration and all other material terms and conditions of the proposed Transfer, all in such detail as Landlord shall reasonably require.

25.3. Landlord, in determining whether consent should be given to a proposed Transfer, may give consideration to (a) the financial strength of such transferee, assignee or sublessee (notwithstanding Tenant remaining liable for Tenant’s performance), (b) any change in use that such transferee, assignee or sublessee proposes to make in the use of the Premises, (c) Landlord’s desire to exercise its rights under Section 25.8 to cancel this Lease and (d) any adverse effect of the proposed Transfer on the status of Landlord’s indirect parent’s status as a Real Estate Investment Trust under the Internal Revenue Code, as amended from time to time. In no event shall Landlord be deemed to be unreasonable for declining to consent to a Transfer to a transferee, assignee or sublessee of poor reputation, lacking financial qualifications, seeking a change in the Permitted Use, or jeopardizing directly or indirectly the status of Landlord or any of Landlord’s affiliates as a Real Estate Investment Trust under the Code.

25.4. As conditions precedent to Tenant subleasing the Premises to Landlord considering a request by Tenant to Tenant’s transfer of rights or sharing of the Premises or, Landlord may require any or all of the following:

(a) Tenant shall remain fully liable under this Lease during the unexpired Term;

(b) Tenant shall provide Landlord with evidence reasonably satisfactory to Landlord that the value of Landlord’s interest under this Lease shall not be diminished or reduced by the proposed Transfer. Such evidence shall include, without limitation, evidence respecting the relevant business experience and financial responsibility and status of the proposed transferee, assignee or sublessee;

(c) Tenant shall reimburse Landlord for Landlord’s actual costs and expenses, including, without limitation, reasonable attorneys’ fees, charges and disbursements incurred in connection with the review, processing and documentation of such request;

(d) If Tenant’s transfer of rights or sharing of the Premises provides for the receipt by, on behalf of or on account of Tenant of any consideration of any kind whatsoever (including, without limitation, a premium rental for a sublease or lump sum payment for an assignment, but excluding Tenant’s reasonable costs in marketing and subleasing the Premises) in excess of the rental and other charges due to Landlord under this Lease, Tenant shall pay fifty percent (50%) of all of such excess to Landlord, prior to deductions for any transaction costs incurred by Tenant, including marketing expenses, tenant improvement allowances, alterations, cash concessions, brokerage commissions, attorneys’ fees and free rent. If said consideration consists of cash paid to Tenant, payment to Landlord shall be made upon receipt by Tenant of such cash payment;

(e) The proposed transferee, assignee or sublessee shall agree that, in the event Landlord gives such proposed transferee, assignee or sublessee notice that Tenant is in default under this Lease, such proposed transferee, assignee or sublessee shall thereafter make all payments otherwise due Tenant directly to Landlord, which payments shall be received by Landlord without any liability being incurred by Landlord, except to credit such payment against those due by Tenant under this Lease, and any such proposed transferee, assignee or sublessee shall agree to attorn to Landlord or its successors and assigns should this Lease be terminated for any reason; provided, however, that in no event shall Landlord or its Lenders, successors or assigns be obligated to accept such attornment;

(f) Any such Transfer shall be effected on Landlord’s forms;

(g) Tenant shall not then be in default hereunder in any respect;

(h) Such proposed transferee, assignee or sublessee’s use of the Premises shall be the same as the Permitted Use;

(i) Landlord shall not be bound by any provision of any agreement pertaining to the Transfer, except for Landlord’s written consent to the same;

(j) Tenant shall deliver to Landlord one executed copy of any and all written instruments evidencing or relating to the Transfer; and

(k) A list of Hazardous Materials (as defined in Section 39.7 below), certified by the proposed transferee, assignee or sublessee to be true and correct, that the proposed transferee, assignee or sublessee intends to use or store in the Premises. Additionally, Tenant shall deliver to Landlord, on or before the date any proposed transferee, assignee or sublessee takes occupancy of the Premises, all of the items relating to Hazardous Materials of such proposed transferee, assignee or sublessee as described in Section 39.2.

25.5. Any Transfer that is not in compliance with the provisions of this Section 25 shall be void and shall, at the option of Landlord, terminate this Lease.

25.6. The consent by Landlord to a Transfer shall not relieve Tenant or proposed transferee, assignee or sublessee from obtaining Landlord’s consent to any further Transfer, nor shall it release Tenant or any proposed transferee, assignee or sublessee of Tenant from full and primary liability under this Lease.

25.7. Notwithstanding any Transfer, Tenant shall remain fully and primarily liable for the payment of all Rent and other sums due or to become due hereunder, and for the full performance of all other terms, conditions and covenants to be kept and performed by Tenant. The acceptance of Rent or any other sum due hereunder, or the acceptance of performance of any other term, covenant or condition thereof, from any person or entity other than Tenant shall not be deemed a waiver of any of the provisions of this Lease or a consent to any Transfer.

25.8. If Tenant delivers to Landlord an Assignment Notice indicating a desire to transfer this Lease to a proposed transferee, assignee or sublessee other than as provided within Section 25.4, then Landlord shall have the option, exercisable by giving notice to Tenant at any time within ten (10) days after Landlord’s receipt of such Assignment Notice, to terminate this Lease as of the date specified in the Assignment Notice as the Assignment Date, except for those provisions that, by their express terms, survive the expiration or earlier termination hereof. If Landlord exercises such option, then Tenant shall have the right to withdraw such Assignment Notice by delivering to Landlord written notice of such election within five (5) days after Landlord’s delivery of notice electing to exercise Landlord’s option to terminate this Lease. In the event Tenant withdraws the Assignment Notice as provided in this Section 25.8, this Lease shall continue in full force and effect. No failure of Landlord to exercise its option to terminate this Lease shall be deemed to be Landlord’s consent to a proposed Transfer.

25.9. If Tenant sublets the Premises or any portion thereof, Tenant hereby immediately and irrevocably assigns to Landlord, as security for Tenant’s obligations under this Lease, all rent from any such subletting, and appoints Landlord as assignee and attorney-in-fact for Tenant, and Landlord (or a receiver for Tenant appointed on Landlord’s application) may collect such rent and apply it toward Tenant’s obligations under this Lease; provided that, until the occurrence of a Default by Tenant, Tenant shall have the right to collect such rent.

26. Attorneys’ Fees. If either party commences an action against the other party arising out of or in connection with this Lease, then the prevailing party shall be entitled to have and recover from the non-prevailing party reasonable attorneys’ fees, charges and disbursements and costs of suit.

27. Bankruptcy. In the event a debtor, trustee or debtor in possession under the Code, or another person with similar rights, duties and powers under any other Applicable Laws, proposes to cure any default under this Lease or to assume or assign this Lease and is obliged to provide adequate assurance to Landlord that (a) a default shall be cured, (b) Landlord shall be compensated for its damages arising from any breach of this Lease and (c) future performance of Tenant’s obligations under this Lease shall occur, then such adequate assurances shall include any or all of the following, as designated by Landlord in its sole and absolute discretion:

27.1. Those acts specified in the Code or other Applicable Laws as included within the meaning of “adequate assurance,” even if this Lease does not concern a shopping center or other facility described in such Applicable Laws;

27.2. A prompt cash payment to compensate Landlord for any monetary defaults or actual damages arising directly from a breach of this Lease;

27.3. A cash deposit in an amount at least equal to the then-current amount of the Security Deposit; or

27.4. The assumption or assignment of all of Tenant’s interest and obligations under this Lease.

28. Definition of Landlord. With regard to obligations imposed upon Landlord pursuant to this Lease, the term “Landlord,” as used in this Lease, shall refer only to Landlord or Landlord’s then-current successor-in-interest. In the event of any transfer, assignment or conveyance of Landlord’s interest in this Lease or in Landlord’s fee title to or leasehold interest in the Property, as applicable, the Landlord herein named (and in case of any subsequent transfers or conveyances, the subsequent Landlord) shall be automatically freed and relieved, from and after the date of such transfer, assignment or conveyance, from all liability for the performance of any covenants or obligations contained in this Lease thereafter to be performed by Landlord and, without further agreement, the transferee, assignee or conveyee of Landlord’s in this Lease or in Landlord’s fee title to or leasehold interest in the Property, as applicable, shall be deemed to have assumed and agreed to observe and perform any and all covenants and obligations of Landlord hereunder during the tenure of its interest in the Lease or the Property. Landlord or any subsequent Landlord may transfer its interest in the Premises or this Lease without Tenant’s consent.

29. Estoppel Certificate. Tenant shall, within ten (10) days of receipt of written notice from Landlord, execute, acknowledge and deliver a statement in writing substantially in the form attached to this Lease as Exhibit E, or on any other form reasonably requested by a proposed Lender or purchaser, (a) certifying that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification and certifying that this Lease as so modified is in full force and effect) and the dates to which rental and other charges are paid in advance, if any, (b) acknowledging that there are not, to Tenant’s knowledge, any uncured defaults on the part of Landlord hereunder, or specifying such defaults if any are claimed, and (c) setting forth such further information with respect to this Lease or the Premises as may be requested thereon. Any such statement may be relied upon by any prospective purchaser or encumbrancer of all or any portion of the real property of which the Premises are a part. Tenant’s failure to deliver such statement within such prescribed time shall, at Landlord’s option, constitute a Default under this Lease, and, in any event, shall be binding upon Tenant that the Lease is in full force and effect and without modification except as may be represented by Landlord in any certificate prepared by Landlord and delivered to Tenant for execution.

30. Joint and Several Obligations. If more than one person or entity executes this Lease as Tenant, then:

30.1. Each of them is jointly and severally liable for the keeping, observing and performing of all of the terms, covenants, conditions, provisions and agreements of this Lease to be kept, observed or performed by Tenant; and

30.2. The term “Tenant” as used in this Lease shall mean and include each of them, jointly and severally. The act of, notice from, notice to, refund to, or signature of any one or more of them with respect to the tenancy under this Lease, including, without limitation, any renewal, extension, expiration, termination or modification of this Lease, shall be binding upon each and all of the persons executing this Lease as Tenant with the same force and effect as if each and all of them had so acted, so given or received such notice or refund, or so signed.

31. Limitation of Landlord’s Liability.

31.1. If Landlord is in default under this Lease and, as a consequence, Tenant recovers a monetary judgment against Landlord, the judgment shall be satisfied only out of (a) the proceeds of sale received on execution of the judgment and levy against the right, title and interest of Landlord in the Building and the Project of which the Premises are a part, (b) rent or other income from such real property receivable by Landlord or (c) the consideration received by Landlord from the sale, financing, refinancing or other disposition of all or any part of Landlord’s right, title or interest in the Building or the Project of which the Premises are a part.

31.2. Landlord shall not be personally liable for any deficiency under this Lease. If Landlord is a partnership or joint venture, then the partners of such partnership shall not be personally liable for Landlord’s obligations under this Lease, and no partner of Landlord shall be sued or named as a party in any suit or action, and service of process shall not be made against any partner of Landlord except as may be necessary to secure jurisdiction of the partnership or joint venture. If Landlord is a corporation, then the shareholders, directors, officers, employees and agents of such corporation shall not be personally liable for Landlord’s obligations under this Lease, and no shareholder, director, officer, employee or agent of Landlord shall be sued or named as a party in any suit or action, and service of process shall not be made against any shareholder, director, officer, employee or agent of Landlord. If Landlord is a limited liability company, then the members of such limited liability company shall not be personally liable for Landlord’s obligations under this Lease, and no member of Landlord shall be sued or named as a party in any suit or action, and service of process shall not be made against any member of

Landlord except as may be necessary to secure jurisdiction of the limited liability company. No partner, shareholder, director, employee, member or agent of Landlord shall be required to answer or otherwise plead to any service of process, and no judgment shall be taken or writ of execution levied against any partner, shareholder, director, employee or agent of Landlord.

31.3. Each of the covenants and agreements of this Section 31 shall be applicable to any covenant or agreement either expressly contained in this Lease or imposed by Applicable Laws and shall survive the expiration or earlier termination of this Lease.

32. Project Control by Landlord.

32.1. Landlord reserves full control over the Building and the Project to the extent not inconsistent with Tenant’s enjoyment of the Premises as provided by this Lease. This reservation includes, without limitation, Landlord’s right to subdivide the Project, convert the Building to condominium units, grant easements and licenses to third parties, and maintain or establish ownership of the Building separate from fee title to the Property.

32.2. Tenant shall, at Landlord’s request, promptly execute such further documents as may be reasonably appropriate to assist Landlord in the performance of its obligations hereunder; provided that Tenant need not execute any document that creates additional liability for Tenant or that deprives Tenant of the quiet enjoyment and use of the Premises as provided by this Lease.

32.3. Landlord may, at any and all reasonable times during non-business hours (or during business hours if Tenant so requests), and upon forty-eight (48) hours’ prior notice (provided that no time restrictions shall apply or advance notice be required if an emergency necessitates immediate entry), enter the Premises, provided that Landlord takes commercially reasonable steps to minimize any effects on the operation of Tenant’s business, to (a) inspect the same and to determine whether Tenant is in compliance with its obligations hereunder, (b) supply any service Landlord is required to provide hereunder, (c) show the Premises to prospective purchasers or tenants during the final year of the Term, (d) post notices of nonresponsibility, (e) access the telephone equipment, electrical substation and fire risers and (f) alter, improve or repair any portion of the Building other than the Premises for which access to the Premises is reasonably necessary. Notwithstanding the foregoing, except in an emergency, Landlord shall not have access to Tenant’s information technology (“IT”), including but not limited to computer equipment and any adjoining telephone equipment. In connection with any such alteration, improvement or repair as described in Subsection 32.3(f) above, Landlord may erect in the Premises or elsewhere in the Project scaffolding and other structures reasonably required for the alteration, improvement or repair work to be performed. In no event shall Tenant’s Rent abate as a result of Landlord’s activities pursuant to this Section 32.3; provided, however, that all such activities shall be conducted in such a manner so as to cause as little interference to Tenant as is reasonably possible. Landlord shall at all times retain a key with which to unlock all of the doors in the Premises. If an emergency necessitates immediate access to the Premises, Landlord may use whatever force is necessary to enter the Premises, and any such entry to the Premises shall not constitute a forcible or unlawful entry to the Premises, a detainer of the Premises, or an eviction of Tenant from the Premises or any portion thereof.

33. Quiet Enjoyment. So long as Tenant is not in default under this Lease, Landlord or anyone acting through or under Landlord shall not disturb Tenant’s occupancy of the Premises, except as permitted by this Lease.

34. Subordination and Attornment.

34.1. This Lease shall be subject and subordinate to the lien of any mortgage, deed of trust, or lease in which Landlord is tenant now or hereafter in force against the Building or the Project and to all advances made or hereafter to be made upon the security thereof without the necessity of the execution and delivery of any further instruments on the part of Tenant to effectuate such subordination.

34.2. Notwithstanding the foregoing, provided Tenant is furnished a commercially reasonable non-disturbance agreement from any such lender or lessor requiring subordination, Tenant shall execute and deliver upon demand such further instrument or instruments evidencing such subordination of this Lease to the lien of any such mortgage or mortgages or deeds of trust or lease in which Landlord is tenant as may be required by Landlord. However, if any such mortgagee, beneficiary or Landlord under lease wherein Landlord is tenant so elects, this Lease shall be deemed prior in lien to any such lease, mortgage, or deed of trust upon or including the Premises regardless of date and Tenant shall execute a statement in writing to such effect at Landlord’s request. If Tenant fails to execute any document required from Tenant under this Section 34 within ten (10) days after written request therefor, Tenant hereby constitutes and appoints Landlord or its special attorney-in-fact to execute and deliver any such document or documents pursuant to this Section 34 in the name of Tenant. Such power is coupled with an interest and is irrevocable.

34.3. Upon written request of Landlord and opportunity for Tenant to review, Tenant agrees to execute any Lease amendments not materially altering the terms of this Lease, if required by a mortgagee or beneficiary of a deed of trust encumbering real property of which the Premises constitute a part incident to the financing of the real property of which the Premises constitute a part. Any change affecting the amount or timing of the consideration to be paid by Tenant or modifying the term of this Lease shall be deemed as materially altering the terms hereof.

34.4. In the event any proceedings are brought for foreclosure, or in the event of the exercise of the power of sale under any mortgage or deed of trust made by the Landlord covering the Premises, the Tenant shall at the election of the purchaser at such foreclosure or sale attorn to the purchaser upon any such foreclosure or sale and recognize such purchaser as the Landlord under this Lease.

35. Surrender.

35.1. No surrender of possession of any part of the Premises shall release Tenant from any of its obligations hereunder, unless such surrender is accepted in writing by Landlord.

35.2. The voluntary or other surrender of this Lease by Tenant shall not effect a merger with Landlord’s fee title or leasehold interest in the Premises, the Building or the Property, unless Landlord consents in writing, and shall, at Landlord’s option, operate as an assignment to Landlord of any or all subleases.

35.3. The voluntary or other surrender of any ground or other underlying lease that now exists or may hereafter be executed affecting the Building or the Project, or a mutual cancellation thereof or of Landlord’s interest therein by Landlord and its lessor shall not effect a merger with Landlord’s fee title or leasehold interest in the Premises, the Building or the Property and shall, at the option of the successor to Landlord’s interest in the Building or the Project, as applicable, operate as an assignment of this Lease.

36. Waiver and Modification. No provision of this Lease may be modified, amended or supplemented except by an agreement in writing signed by Landlord and Tenant. The waiver by either party to this Lease of any breach by the other party of any term, covenant or condition herein contained shall not be deemed to be a waiver of any subsequent breach of the same or any other term, covenant or condition herein contained.

37. Waiver of Jury Trial and Counterclaims. The parties waive trial by jury in any action, proceeding or counterclaim brought by the other party hereto related to matters arising out of or in any way connected with this Lease; the relationship between Landlord and Tenant; Tenant’s use or occupancy of the Premises, the Building or the Project; or any claim of injury or damage related to this Lease or the Premises, the Building or the Project.

38. [Intentionally omitted]

39. Hazardous Materials.

39.1. Tenant shall not cause or permit any Hazardous Materials (as hereinafter defined) to be brought upon, kept or used in or about the Premises, the Building or the Project in violation of Applicable Laws by Tenant, its agents, employees, contractors or invitees. If Tenant breaches such obligation, or if the presence of Hazardous Materials as a result of such a breach results in contamination of the Premises, the Building, the Project or any adjacent property, or if contamination of the Premises, the Building, the Project or any adjacent property by Hazardous Materials by Tenant, its agents, employees, contractors or invitees otherwise occurs during the term of this Lease or any extension or renewal hereof or holding over hereunder, then Tenant shall indemnify, save, defend and hold Landlord, its agents and contractors harmless from and against any and all claims, judgments, damages, penalties, fines, costs, liabilities and losses (including, without limitation, diminution in value of the Premises, the Building, the Project or any portion thereof; damages for the loss or restriction on use of rentable or usable space or of any amenity of the Premises or Project; damages arising from any adverse impact on marketing of space in the Premises, the Building or the Project; and sums paid in settlement of claims, attorneys’ fees, consultants’ fees and experts’ fees) that arise during or after the Term as a result of such breach or contamination. This indemnification of Landlord by Tenant includes, without limitation, costs incurred in connection with any investigation of site conditions or any cleanup, remedial, removal or restoration work required by any Governmental Authority because of Hazardous Materials present in the air, soil or groundwater above, on or under the Premises. Without limiting the foregoing, if the presence of any Hazardous Materials in, on, under or about the Premises, the Building, the Project or any adjacent property caused or permitted by Tenant results in any contamination of the Premises, the Building, the Project or any adjacent property, then Tenant shall promptly take all actions at its sole cost and expense as are necessary to return the Premises, the Building, the Project and any adjacent property to their respective condition existing prior to the time of such contamination; provided that Landlord’s written approval of such action shall first be obtained, which approval Landlord shall not unreasonably withhold; and provided, further, that it shall be reasonable for Landlord to withhold its consent if such actions could have a material adverse long-term or short-term effect on the Premises, the Building or the Project.

39.2. Landlord acknowledges that it is not the intent of this Section 39 to prohibit Tenant from operating its business as described in Section 2.12 above. Tenant may operate its business according to the custom of Tenant’s industry so long as the use or presence of Hazardous Materials is strictly and properly monitored according to Applicable Laws. As a material inducement to Landlord to allow Tenant to use Hazardous Materials in connection with its business, Tenant agrees to deliver to Landlord prior to the Term Commencement Date a list identifying each type of Hazardous Material to be present on the Premises and setting forth any and all governmental approvals or permits required in connection with the presence of such Hazardous Material on the Premises (the “Hazardous Materials List”). Tenant shall deliver to Landlord an updated Hazardous Materials List on or prior to each annual anniversary of the Term Commencement Date and shall also deliver an updated Hazardous Materials List before any new Hazardous Materials are brought onto the Premises. Tenant shall deliver to Landlord true and correct copies of the following documents (hereinafter referred to as the “Documents”) relating to the handling, storage, disposal and emission of Hazardous Materials prior to the Term Commencement Date or, if unavailable at that time, concurrent with the receipt from or submission to any Governmental Authority: permits; approvals; reports and correspondence; storage and management plans; notices of violations of Applicable Laws; plans relating to the installation of any storage tanks to be installed in or under the Premises, the Building or the Project (provided that installation of storage tanks shall only be permitted after Landlord has given Tenant its written consent to do so, which consent Landlord may withhold in its sole and absolute discretion); and all closure plans or any other documents required by any and all Governmental Authority for any storage tanks installed in, on or under the Premises, the Building or the Project for the closure of any such storage tanks. Tenant shall not be required, however, to provide Landlord with any portion of the Documents containing information of a proprietary nature that, in and of themselves, do not contain a reference to any Hazardous Materials or activities related to Hazardous Materials. Upon Landlord’s written request, Tenant agrees that it shall enter into a written agreement with other tenants of the Building and the Project concerning the equitable allocation of fire control areas (as defined in the Uniform Building Code as adopted by the City of San Diego (the “UBC”)) within the Building and the Project for the storage of Hazardous Materials. In the event that Tenant’s use of Hazardous Materials is such that it utilizes fire control areas in the Building or the Project in excess of Tenant’s Pro Rata Share of the Building or the Project, as applicable, as set forth in Section 2.8, Tenant agrees that it shall, at its sole cost and expense and upon Landlord’s written request, establish and maintain a separate area of the Premises classified by the UBC as an “H” occupancy area for the use and storage of Hazardous Materials or take such other action as is necessary to ensure that its share of the fire control areas of the Building and the Project is not greater than Tenant’s Pro Rata Share of the Building or the Project, as applicable.

39.3. Notwithstanding the provisions of Section 39.1 above, if (a) Tenant or any proposed transferee, assignee or sublessee of Tenant has been required by any prior landlord, Lender or Governmental Authority to take remedial action in connection with Hazardous Materials contaminating a property if the contamination resulted from such party’s action or omission or use of the property in question or (ii) Tenant or any proposed transferee, assignee or sublessee is subject to an enforcement order issued by any Governmental Authority in connection with the use, disposal or storage of Hazardous Materials, then Landlord shall have the right to terminate this Lease in Landlord’s sole and absolute discretion (with respect to any such matter involving Tenant), and it shall not be unreasonable for Landlord to withhold its consent to any proposed transfer, assignment or subletting (with respect to any such matter involving a proposed transferee, assignee or sublessee).

39.4. At any time, and from time to time, prior to the expiration of the Term, Landlord shall have the right to conduct appropriate tests of the Premises, the Building and the Project to demonstrate that Hazardous Materials are present or that contamination has occurred due to Tenant or Tenant’s agents, employees or invitees. Landlord shall not unreasonably interfere with Tenant’s business operations within the Premises while conducting such tests. Tenant shall pay all reasonable costs of such tests of the Property if such tests reveal that Tenant has breached its obligations under this Section 39.

39.5. If underground or other storage tanks storing Hazardous Materials are located on the Premises or are hereafter placed on the Premises by any party, Tenant shall monitor the storage tanks, maintain appropriate records, implement reporting procedures, properly close any underground storage tanks, and take or cause to be taken all other steps necessary or required under the Applicable Laws.

39.6. Tenant’s obligations under this Section 39 shall survive the expiration or earlier termination of the Lease. During any period of time needed by Tenant or Landlord after the termination of this Lease to complete the removal from the Premises of any such Hazardous Materials, Tenant shall continue to pay Rent in accordance with this Lease, which Rent shall be prorated daily.

39.7. As used herein, the term “Hazardous Material” means any hazardous or toxic substance, material or waste that is or becomes regulated by any Governmental Authority.

39.8. Notwithstanding anything in this Section 39 to the contrary, Tenant shall not be liable for any pre-existing environmental conditions present at the Building upon the date Tenant takes possession of any portion of the Premises, whether to conduct Tenant’s normal business or to begin construction of tenant improvements.

39.9. At the end of the Term or any holdover thereafter, Tenant shall provide to Landlord a Phase 1 environmental analysis of the Premises.

40. [Intentionally omitted]

41. Miscellaneous.

41.1. Where applicable in this Lease, the singular includes the plural and the masculine or neuter includes the masculine, feminine and neuter. The section headings of this Lease are not a part of this Lease and shall have no effect upon the construction or interpretation of any part hereof.

41.2. Submission of this instrument for examination or signature by Tenant does not constitute a reservation of or option for a lease, and shall not be effective as a lease or otherwise until execution by and delivery to both Landlord and Tenant.

41.3. Time is of the essence with respect to the performance of every provision of this Lease in which time of performance is a factor.

41.4. Each provision of this Lease performable by either party shall be deemed both a covenant and a condition.

41.5. Whenever consent or approval of either party is required, that party shall not unreasonably withhold such consent or approval, except as may be expressly set forth to the contrary.

41.6. The terms of this Lease are intended by the parties as a final expression of their agreement with respect to the terms as are included herein, and may not be contradicted by evidence of any prior or contemporaneous agreement.

41.7. Any provision of this Lease that shall prove to be invalid, void or illegal shall in no way affect, impair or invalidate any other provision hereof, and all other provisions of this Lease shall remain in full force and effect and shall be interpreted as if the invalid, void or illegal provision did not exist.

41.8. Neither party shall record this Lease.

41.9. The language in all parts of this Lease shall be in all cases construed as a whole according to its fair meaning and not strictly for or against either Landlord or Tenant.

41.10. Each of the covenants, conditions and agreements herein contained shall inure to the benefit of and shall apply to and be binding upon the parties hereto and their respective heirs; legatees; devisees; executors; administrators; and permitted successors, assigns, sublessees. Nothing in this Section 41.10 shall in any way alter the provisions of this Lease restricting assignment or subletting.

41.11. Any notice, consent, demand, bill, statement or other communication required or permitted to be given hereunder shall be in writing and shall be given by personal delivery, overnight delivery with a reputable nationwide overnight delivery service, or certified mail (return receipt requested), and if given by personal delivery, shall be deemed delivered upon receipt; if given by overnight delivery, shall be deemed delivered one (1) day after deposit with a reputable nationwide overnight delivery service; and, if given by certified mail (return receipt requested), shall be deemed delivered two (2) days after the time the notifying party deposits the notice with the United States Postal Service. Any notices given pursuant to this Lease shall be addressed to Tenant at the Premises, or to Landlord or Tenant at the addresses shown in Sections 2.14 and 2.15, respectively. Either party may, by notice to the other given pursuant to this Section, specify additional or different addresses for notice purposes.

41.12. This Lease shall be governed by, construed and enforced in accordance with the laws of the State in which the Premises are located, without regard to such State’s conflict of law principles.

41.13. That individual or those individuals signing this Lease guarantee, warrant and represent that said individual or individuals have the power, authority and legal capacity to sign this Lease on behalf of and to bind all entities, corporations, partnerships, limited liability companies, joint venturers or other organizations and entities on whose behalf said individual or individuals have signed.

41.14. To induce Landlord to enter into this Lease, Tenant agrees that it shall promptly furnish to Landlord, from time to time, upon Landlord’s written request, the most recent audited year-end financial statements reflecting Tenant’s current financial condition; provided that Tenant shall not be forced to furnish such statements prior to the time permitted by the rules of the Securities and Exchange Commission. Tenant represents and warrants that all financial statements, records and information furnished by Tenant to Landlord in connection with this Lease are true, correct and complete in all respects.

41.15. This Lease may be executed in one or more counterparts, each of which, when taken together, shall constitute one and the same document.

41.16. This Lease is subject to the written consent of Landlord’s lender. If such consent is not obtained within thirty (30) days following the Effective Date, this Lease shall be void and of no further force or effect.

42. Option to Extend Term. Tenant shall have the option (“Option”) to extend the Term of this Lease upon the following terms and conditions:

42.1. Tenant shall have one (1) option to extend the Term of this Lease by five (5) years on the same terms and conditions as this Lease. Basic Annual Rent at the commencement of the Option period shall equal the fair market rental rate as of the commencement of the Option period for comparable laboratory space in the Sorrento Mesa, California, area (“FMV”); provided, however, that the initial Basic Annual Rent during the Option period shall not be less than one hundred four percent (104%) of the Basic Annual Rent at the expiration of the initial Term. Basic Annual Rent shall be adjusted on each annual anniversary of the commencement of the Option period in accordance with Section 6. If Landlord and Tenant cannot agree on the FMV, they shall mutually agree on a third party real estate broker with experience in the leasing of life science properties in the San Diego, California, area, who shall determine the FMV, which determination shall be binding on Landlord and Tenant.

42.2. The Option is not assignable separate and apart from this Lease.

42.3. The Option is conditional upon Tenant giving Landlord written notice of its election to exercise the Option at least twelve (12) months prior to the end of the expiration of the initial Term of this Lease.

42.4. Notwithstanding anything contained in this Section 42, Tenant shall not have the right to exercise the Option:

(a) During the time commencing from the date Landlord delivers to Tenant a written notice that Tenant is in default under any provisions of this Lease and continuing until Tenant has cured the specified default to Landlord’s reasonable satisfaction; or

(b) At any time after an event of Default as described in Section 24 of the Lease (provided, however, that, for purposes of this Subsection 42.4(b), Landlord shall not be required to provide Tenant with notice of such Default) and continuing until Tenant cures any such Default, if such Default is susceptible to being cured; or

(c) In the event that Tenant has defaulted in the performance of its obligations under this Lease three (3) or more times and a service or late charge has become payable under Section 24.1 for each of such defaults during the twelve (12)-month period immediately prior to the date that Tenant intends to exercise the Option, whether or not Tenant has cured such defaults.

42.5. The period of time within which Tenant may exercise the Option shall not be extended or enlarged by reason of Tenant’s inability to exercise the Option because of the provisions of Section 42.4.

42.6. All of Tenant’s rights under the provisions of the Option shall terminate and be of no further force or effect even after Tenant’s due and timely exercise of an Option if, after such exercise, but prior to the commencement date of the new term, (a) Tenant fails to pay to Landlord a monetary obligation of Tenant for a period of twenty (20) days after written notice from Landlord to Tenant, (b) Tenant fails to commence to cure a default (other than a monetary default) within thirty (30) days after the date Landlord gives notice to Tenant of such default or (c) Tenant has defaulted under this Lease three (3) or more times and a service or late charge under Section 24.1 has become payable for any such default, whether or not Tenant has cured such defaults.

43. Right of First Refusal. For so long as Tenant leases the entire initial Premises, Tenant shall have a right of first refusal (“ROFR”) as to any rentable premises in the Building for which Landlord is seeking a tenant (“Available Premises”). To the extent that Landlord renews or extends an existing lease with any existing tenant of any space, or enters into a new lease with such existing tenant, the affected space shall not be deemed to be Available Premises. In the event Landlord intends to lease Available Premises, Landlord shall provide written notice thereof to Tenant (the “Notice of Offer”), specifying the terms and conditions of a proposed lease to Tenant of the Available Premises. Notwithstanding anything in this Section 42 to the contrary, the ROFR shall be subject and subordinate to any rights of tenants who have leases for space in the Building as of the date hereof.

43.1. Within ten (10) days following its receipt of a Notice of Offer, Tenant shall advise Landlord in writing whether Tenant elects to lease the Available Premises on the terms and conditions set forth in the Notice of Offer. If Tenant fails to notify Landlord of Tenant’s election within said ten (10) day period, then Tenant shall be deemed to have elected not to lease the Available Premises.

43.2. If Tenant timely notifies Landlord that Tenant elects to lease the Available Premises on the terms and conditions set forth in the Notice of Offer, then Landlord shall lease the Available Premises to Tenant upon the terms and conditions set forth in the Notice of Offer.

43.3. If Tenant notifies Landlord that Tenant elects not to lease the Available Premises on the terms and conditions set forth in the Notice of Offer, or if Tenant fails to notify Landlord of Tenant’s election within the ten (10)-day period described above, then Landlord shall have the right to consummate the lease of the Available Premises on the same terms as set forth in the Notice of Offer within one hundred eighty (180) days following Tenant’s election (or deemed election) not to lease the Available Premises. If Landlord does not lease the Available Premises within said one hundred eighty (180)-day period, then Tenant’s ROFR shall be fully reinstated, and Landlord shall not thereafter lease the Available Premises without first complying with the procedures set forth in this Section 43.

43.4. Notwithstanding anything in this Section 43 to the contrary, Tenant shall not exercise the ROFR during such period of time that Tenant is in default under any provision of this Lease. Any attempted exercise of the ROFR during a period of time in which Tenant is so in default shall be void and of no effect. In addition, Tenant shall not be entitled to exercise the ROFR if Landlord has given Tenant two (2) or more notices of default under this Lease, whether or not the defaults are cured, during the twelve (12) month period prior to the date on which Tenant seeks to exercise the ROFR.

43.5. Notwithstanding anything in this Lease to the contrary, Tenant shall not assign or transfer the ROFR, either separately or in conjunction with an assignment or transfer of Tenant’s interest in the Lease, without Landlord’s prior written consent, which consent Landlord may withhold in its sole and absolute discretion.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have executed this Lease as of the date first above written.

LANDLORD:

BMR-6828 NANCY RIDGE DRIVE LLC,
a Delaware limited liability company

By:	/s/ Alan D. Gold
Name:	Alan D. Gold
Title:	President & CEO

TENANT:

CARDIOVASCULAR BIOTHERAPEUTICS, INC.,
a Delaware corporation

By:	/s/ Daniel C. Montano
Name:	Daniel C. Montano
Title:	President

EXHIBIT A

PREMISES

A-1

EXHIBIT B

[Intentionally omitted]

B-2

EXHIBIT C

TENANT’S PERSONAL PROPERTY

C-1

EXHIBIT D

RULES AND REGULATIONS

NOTHING IN THESE RULES AND REGULATIONS (“RULES AND REGULATIONS”) SHALL SUPPLANT ANY PROVISION OF THE LEASE. IN THE EVENT OF A CONFLICT OR INCONSISTENCY BETWEEN THESE RULES AND REGULATIONS AND THE LEASE, THE LEASE SHALL PREVAIL.

1. Except as specifically provided in the Lease to which these Rules and Regulations are attached, no sign, placard, picture, advertisement, name or notice shall be installed or displayed on any part of the outside of the Premises or the Building without Landlord’s prior written consent. Landlord shall have the right to remove, at Tenant’s sole cost and expense and without notice, any sign installed or displayed in violation of this rule.

2. If Landlord objects in writing to any curtains, blinds, shades, screens or hanging plants or other similar objects attached to or used in connection with any window or door of the Premises or placed on any windowsill, which window, door or windowsill is (a) visible from the exterior of the Premises and (b) not included in plans approved by Landlord, then Tenant shall promptly remove said curtains, blinds, shades, screens or hanging plants or other similar objects at its sole cost and expense.

3. Tenant shall not obstruct any sidewalks or entrances to the Building, or any halls, passages, exits, entrances or stairways within the Premises, in any case that are required to be kept clear for health and safety reasons.

4. No deliveries shall be made that impede or interfere with other tenants in or the operation of the Project.

5. Tenant shall not place a load upon any floor of the Premises that exceeds the load per square foot that (a) such floor was designed to carry or (b) that is allowed by Applicable Laws. Fixtures and equipment that cause noises or vibrations that may be transmitted to the structure of the Building to such a degree as to be objectionable to other tenants shall be placed and maintained by Tenant, at Tenant’s sole cost and expense, on vibration eliminators or other devices sufficient to eliminate such noises and vibrations to levels reasonably acceptable to Landlord and other tenants of the Building.

6. Tenant shall not use any method of heating or air conditioning other than that shown in the Tenant Improvement plans.

7. Tenant shall not install any radio, television or other antenna, cell or other communications equipment, or any other devices on the roof or exterior walls of the Premises except to the extent shown on approved Tenant Improvements plans. Tenant shall not interfere with radio, television or other communications from or in the Premises or elsewhere.

8. Canvassing, peddling, soliciting and distributing handbills or any other written material within, on or around the Project (other than within the Premises) are prohibited, and Tenant shall cooperate to prevent such activities.

9. Tenant shall store all of its trash, garbage and Hazardous Materials within its Premises or in designated receptacles outside of the Premises. Tenant shall not place in any such receptacle any material that cannot be disposed of in the ordinary and customary manner of trash, garbage and Hazardous Materials disposal.

10. The Premises shall not be used for any improper, immoral or objectionable purpose. No cooking shall be done or permitted on the Premises; provided, however, that Tenant may use (a) equipment approved in accordance with the requirements of insurance policies that Landlord or Tenant is required to purchase and maintain pursuant to the Lease for brewing coffee, tea, hot chocolate and similar beverages, (b) microwave ovens for employees’ use and (c) equipment shown on Tenant Improvement plans approved by Landlord; provided, further, that any such equipment and microwave ovens are used in accordance with Applicable Laws.

D-1

11. Tenant shall not, without Landlord’s prior written consent, use the name of the Project, if any, in connection with or in promoting or advertising Tenant’s business except as Tenant’s address.

12. Tenant shall comply with all safety, fire protection and evacuation procedures and regulations established by Landlord or any Governmental Authority.

13. Tenant assumes any and all responsibility for protecting the Premises from theft, robbery and pilferage, which responsibility includes keeping doors locked and other means of entry to the Premises closed.

14. Landlord may waive any one or more of these Rules and Regulations for the benefit of Tenant or any other tenant, but no such waiver by Landlord shall be construed as a waiver of such Rules and Regulations in favor of Tenant or any other tenant, nor prevent Landlord from thereafter enforcing any such Rules and Regulations against any or all of the tenants of the Project, including Tenant.

15. These Rules and Regulations are in addition to, and shall not be construed to in any way modify or amend, in whole or in part, the terms covenants, agreements and conditions of the Lease.

16. Landlord reserves the right to make such other and reasonable rules and regulations as, in its judgment, may from time to time be needed for safety and security, the care and cleanliness of the Project, or the preservation of good order therein; provided, however, that Landlord shall provide written notice to Tenant of such rules and regulations prior to them taking effect. Tenant agrees to abide by these Rules and Regulations and any additional rules and regulations issued or adopted by Landlord.

17. Tenant shall be responsible for the observance of these Rules and Regulations by Tenant’s employees, agents, clients, customers, invitees and guests.

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EXHIBIT E

FORM OF ESTOPPEL CERTIFICATE

To:	BMR-6828 Nancy Ridge Drive LLC
17140 Bernardo Center Drive, Suite 222
San Diego, CA 92128
Attention: General Counsel/Leasing

BioMed Realty, L.P.
c/o BioMed Realty Trust, Inc.
17140 Bernardo Center Drive, Suite 222
San Diego, CA 92128

Re:	Suite [ ] (the “Premises”) at 6828 Nancy Ridge Drive, San Diego, California (the “Property”)

The undersigned tenant (“Tenant”) hereby certifies to you as follows:

1. Tenant is a tenant at the Property under a lease (the “Lease”) for the Premises dated as of August 7, 2006. The Lease has not been cancelled, modified, assigned, extended or amended [except as follows: [            ]], and there are no other agreements, written or oral, affecting or relating to Tenant’s lease of the Premises or any other space at the Property. The lease term expires on [            ], 20[__].

2. Tenant took possession of the Premises, currently consisting of [            ] square feet, on [            ], 20[__], and commenced to pay rent on [            ], 20[__]. Tenant has full possession of the Premises, has not assigned the Lease or sublet any part of the Premises, and does not hold the Premises under an assignment or sublease[, except as follows: [            ]].

3. All base rent, rent escalations and additional rent under the Lease have been paid through [            ], 20[__]. There is no prepaid rent[, except $[            ]][, and the amount of security deposit is $[            ] [in cash][in the form of a letter of credit]]. Tenant currently has no right to any future rent abatement under the Lease.

4. Base rent is currently payable in the amount of $[            ] per month.

5. Tenant is currently paying estimated payments of additional rent of $[            ] per month on account of real estate taxes, insurance, management fees and common area maintenance expenses.

6. All work to be performed for Tenant under the Lease has been performed as required under the Lease and has been accepted by Tenant[, except [            ]], and all allowances to be paid to Tenant, including allowances for tenant improvements, moving expenses or other items, have been paid.

7. The Lease is in full force and effect, free from default and free from any event that could become a default under the Lease, and Tenant has no claims against the landlord or offsets or defenses against rent, and there are no disputes with the landlord. Tenant has received no notice of prior sale, transfer, assignment, hypothecation or pledge of the Lease or of the rents payable thereunder[, except [            ]].

8. [Tenant has the following expansion rights or options for the Property: [            ].][Tenant has no rights or options to purchase the Property.]

9. To Tenant’s knowledge, no hazardous wastes have been generated, treated, stored or disposed of by or on behalf of the Tenant in, on or around the Premises or the Project in violation of any environmental laws.

10. The undersigned has executed this Estoppel Certificate with the knowledge and understanding that [INSERT NAME OF LANDLORD, PURCHASER OR LENDER, AS APPROPRIATE] or its assignee is acquiring the Property in reliance on this certificate and that the undersigned shall be bound by this certificate. The statements contained herein may be relied

E-1

upon by [INSERT NAME OF PURCHASER OR LENDER, AS APPROPRIATE], [LANDLORD], BioMed Realty, L.P., BioMed Realty Trust, Inc., and any mortgagee of the Property and their respective successors and assigns.

Any capitalized terms not defined herein shall have the respective meanings given in the Lease.

Dated this [            ] day of [            ], 20[__].

[ ],
a [ ]

By:
Name:
Title:

E-2

EXHIBIT F

[Intentionally omitted]

F-1

EXHIBIT G

WORK LETTER

This Work Letter (the “Work Letter”) is made and entered into as of the 7th day of August, 2006, by and between BMR-6828 NANCY RIDGE DRIVE LLC, a Delaware limited liability company (“Landlord”), and CARDIOVASCULAR BIOTHERAPEUTICS, INC., a Delaware corporation (“Tenant”), and is attached to and made a part of that certain Lease dated as of August 7, 2006 (the “Lease”), by and between Landlord and Tenant for the Premises located at 6828 Nancy Ridge Drive in San Diego, California. All capitalized terms used but not otherwise defined herein shall have the meanings given them in the Lease.

1. General Requirements.

1.1. Tenant’s Authorized Representative. Tenant designates Jack Jacobs (“Tenant’s Authorized Representative”) as the person authorized to initial all plans, drawings, changes orders and approvals pursuant to this Work Letter. Landlord shall not be obligated to respond to or act upon any such item until such item has been initialed by Tenant’s Authorized Representative.

1.2. Schedule. The schedule for design and development of Tenant’s Work (as hereinafter defined), including, without limitation, the time periods for preparation and review of construction documents, approvals and performance, shall be in accordance with that certain schedule prepared by Landlord and Tenant attached as Exhibit A to this Work Letter (the “Schedule”). The Schedule shall be subject to adjustment as mutually agreed upon in writing by the parties, or as provided in this Work Letter.

1.3. Architects and Consultants. The architect, engineering consultants, design team, general contractor and subcontractors responsible for the construction of Tenant’s Work shall be selected by Tenant and approved by Landlord. Landlord’s approval of the same shall not be unreasonably withheld.

2. Tenant’s Work.

2.1. Tenant Work Plans. All work that Tenant requests to be performed as Tenant Improvements, as defined in the Lease, on the Premises shall be performed by Tenant (“Tenant’s Work”) at Tenant’s sole cost and expense and without cost to Landlord except for the Tenant Improvement Allowance and, if requested by Tenant, the Additional TI Allowance and in accordance with the Approved Plans (as defined below). The quality of Tenant’s Work shall be of a nature and character not less than (a) the quality of the tenant improvements in place at the Building and the Project as of the date of the Lease and (b) the Building Standard. The design drawings, plans and specifications listed on Schedule 2.1 to this Work Letter (the “Tenant Work Plans”) are the initial list of plans that Tenant shall develop and submit to Landlord for approval. Tenant shall prepare and submit to Landlord for approval schematics covering Tenant’s Work prepared in conformity with the applicable provisions of this Work Letter (the “Draft Plans”). The Draft Plans shall contain sufficient information and detail to accurately describe Tenant’s proposed design to Landlord and such other information as Landlord may reasonably request. Tenant shall be solely responsible for ensuring that the Tenant Work Plans and the Draft Plans satisfy Tenant’s obligations for Tenant’s Work.

2.2. Landlord Approval of Plans. Landlord shall notify Tenant in writing within ten (10) business days after receipt of the Draft Plans whether Landlord approves or objects to the Draft Plans and of the manner, if any, in which the Draft Plans are unacceptable. Landlord shall not object to any Draft Plans that satisfy the requirements set forth in Section 2.1. If Landlord objects to the Draft Plans, then Tenant shall revise the Draft Plans and cause Landlord’s objections to be remedied in the revised Draft Plans. Tenant shall then resubmit the revised Draft Plans to Landlord for approval. Landlord’s approval of or objection to revised Draft Plans and Tenant’s correction of the same shall be in accordance with this Section 2.2, until Landlord has approved the Draft Plans in writing. The iteration of the Draft Plans that is approved by Landlord without objection shall be referred to herein as the “Approved Plans.”

2.3. Completion of Tenant’s Work. Tenant shall perform and complete Tenant’s Work (a) in strict conformance with the Approved Plans, (b) otherwise in compliance with the Lease and (c) in accordance with Applicable Laws, Landlord’s insurance carriers and the board of fire underwriters having jurisdiction over the Project and the Premises. Completion of Tenant’s Work shall be subject to Landlord confirming that Tenant has complied with this Section 2.3.

2.4. Conditions to Performance of Tenant’s Work. Prior to the commencement of Tenant’s Work, Tenant shall submit to Landlord for Landlord’s approval (which approval Landlord shall not unreasonably withhold) a list (the “Contractor List”) of project managers, contractors and subcontractors that will perform Tenant’s Work. Landlord shall give Tenant notice in writing of its approval or disapproval of the Contractor List within seven (7) business days after Landlord’s receipt of the same. If Landlord reasonably disapproves of one or more parties on the Contractor List, Tenant shall revise the Contractor List and resubmit the same to Landlord for Landlord’s approval in accordance with the preceding two sentences. If permitted by Section 17.5 of the Lease, Landlord may require that Tenant’s contractors and subcontractors provide the bonds provided for in Section 17.5 of the Lease. For all subcontracts in excess of Fifty Thousand Dollars ($50,000), Tenant shall require its general contractor to provide Tenant with at least three (3) competitive bids.

2.5. Requests for Consent. Landlord shall respond to all requests for consents, approvals or directions made by Tenant pursuant to this Work Letter within seven (7) business days following Landlord’s receipt of such request. Landlord’s failure to respond within such seven (7) business day period shall be deemed approval by Landlord.

3. Tenant’s Construction Obligations Shall Not Delay Commencement of the Term. Tenant is currently in possession of the Premises. Notwithstanding any Tenant Work to be performed by Tenant, the commencement of the Term and Tenant’s obligation to pay Rent shall not, under any circumstance, be extended or delayed. Tenant shall perform promptly such of its obligations contained in this Work Letter as are to be performed by it. Tenant shall also observe and perform all of its obligations under this Lease from the Term Commencement Date.

4. Completion of Tenant’s Construction Obligations. Tenant, at its sole cost and expense (except for the Tenant Improvement Allowance and, if requested by Tenant, the Additional TI Allowance), shall complete Tenant’s Work described in this Work Letter in all respects in accordance with the provisions of the Lease and this Work Letter. Tenant’s Work shall be deemed completed at such time as Tenant, at its sole cost and expense (except for the Tenant Improvement Allowance and, if requested by Tenant, the Additional TI Allowance) shall furnish to Landlord (a) evidence satisfactory to Landlord that (i) all Tenant’s Work has been completed and paid for in full (which shall be evidenced by the architect’s certificate of completion and the general contractor’s and each subcontractor’s and material supplier’s final waivers and releases of liens), (ii) all Tenant’s Work has been accepted by Landlord, (iii) any and all liens related to Tenant’s Work have either been discharged of record (by payment, bond, order of a court of competent jurisdiction or otherwise) or waived by the party filing such lien and (iv) no security interests relating to Tenant’s Work are outstanding, (b) all certifications and approvals with respect to Tenant’s Work that may be required from any Governmental Authority and any board of fire underwriters or similar body for the use and occupancy of the Premises, (c) certificates of insurance required by the Lease to be purchased and maintained by Tenant, (d) an affidavit from Tenant’s architect certifying that all work performed in, on or about the Premises is in accordance with the Approved Plans and (e) complete drawing print sets and electronic CADD files on disc of all contract documents for work performed by their architect and engineers in relation to Tenant’s Work.

5. Insurance. Prior to commencing Tenant’s Work, Tenant shall provide, or shall cause Tenant’s contractors and subcontractors to provide, to Landlord, in addition to the insurance required of Tenant pursuant to the Lease, the following types of insurance in the following amounts, upon the following terms and conditions:

5.1. Builders’ All-Risk Insurance. At all times during the period beginning with commencement of construction of Tenant’s Work and ending with final completion of Tenant’s Work, Tenant shall maintain, or cause to be maintained, casualty insurance in Builder’s All-Risk

Form, insuring the Landlord Parties and Tenant’s contractors, as their interests may appear. Such policy shall, on a completed values basis for the full insurable value at all times, insure against loss or damage by fire, vandalism and malicious mischief and other such risks as are customarily covered by the so-called “broad form extended coverage endorsement” upon all Tenant’s Work and the general contractor’s and any subcontractors’ machinery, tools and equipment, all while each forms a part of, or is contained in, Tenant’s Work or any temporary structures on the Premises, or is adjacent thereto. Said Builder’s All-Risk Insurance shall contain an express waiver of any right of subrogation by the insurer against Landlord and its affiliates, agents and employees.

5.2. Workers’ Compensation. At all times during the period of construction of Tenant’s Work, Tenant shall, or shall cause its contractors or subcontractors to, maintain statutory Workers’ Compensation insurance as required by Applicable Laws.

6. Liability. Tenant assumes sole responsibility and liability for any and all injuries or the death of any persons, including Tenant’s contractors and subcontractors and their respective employees, and for any and all damages to property caused by, resulting from or arising out of any act or omission on the part of Tenant, Tenant’s contractors or subcontractors, or their respective employees in the prosecution of Tenant’s Work. Tenant agrees to indemnify, defend, protect and save free and harmless Landlord and Landlord’s affiliates, agents and employees from and against all losses and expenses, including reasonable attorneys’ fees and expenses, that Landlord may incur as the result of claims or lawsuits due to, because of, or arising out of any and all such injuries, death or damage, whether real or alleged, and Tenant and Tenant’s contractors and subcontractors shall assume and defend at their sole cost and expense all such claims or lawsuits; provided, however, that nothing contained in this Work Letter shall be deemed to indemnify or otherwise hold Landlord harmless from or against liability caused by Landlord’s gross negligence or willful misconduct. Any deficiency in design or construction of Tenant’s Work shall be solely the responsibility of Tenant, notwithstanding the fact that Landlord may have approved of the same in writing. All material and equipment furnished by Tenant as Tenant’s Work shall be new or “like new” and Tenant’s Work shall be performed in a first-class, workmanlike manner.

7. Tenant Improvement Allowance and Additional TI Allowance.

7.1. Application of Tenant Improvement Allowance and the Additional TI Allowance. Landlord shall contribute the Tenant Improvement Allowance (and, if requested by Tenant, the Additional TI Allowance) toward the costs and expenses incurred in connection with the performance of Tenant’s Work, in accordance with the terms and provisions of the Lease. If the entire Tenant Improvement Allowance or Additional TI Allowance is not applied toward or reserved for the costs of Tenant’s Work, Tenant shall not be entitled to a credit of such unused portion of the Tenant Improvement Allowance or Additional TI Allowance.

7.2. Approval of Budget for Tenant’s Work. Notwithstanding anything to the contrary set forth elsewhere in this Work Letter or the Lease, Landlord shall not have any obligation to advance to Tenant any portion of the Tenant Improvement Allowance or the Additional TI Allowance until Landlord shall have approved in writing the budget for the Tenant’s Work (the “Approved Budget”). Prior to Landlord’s approval of the Approved Budget, Tenant shall pay all of the costs and expenses incurred in connection with Tenant’s Work as they become due. Landlord shall not be obligated to reimburse Tenant for costs or expenses relating to Tenant’s Work that exceed either (a) the amount of the Tenant Improvement Allowance (and, if requested by Tenant, the Additional TI Allowance), other than pursuant to Section 8.2, or (b) the Approved Budget, either on a line item or overall basis.

7.3. Advance Requests. Upon submission by Tenant to Landlord of (a) a statement (an “Advance Request”) setting forth the total amount requested, (b) a detailed summary of the Tenant’s Work performed using AIA standard form Application for Payment (G 702) executed by the general contractor and by the architect), (c) lien releases from the general contractor and each subcontractor and material supplier with respect to the portion of Tenant’s Work corresponding to the Advance Request, then Landlord shall, within five (5) business days following receipt by Landlord of an Advance Request and the accompanying materials required by this Section 7.3, advance to Tenant the amount set forth in such Advance Request; provided, however, that, with respect to any Advance Requests subject to the limits set forth in Section 7.2, Landlord shall advance to Tenant the requested amount as limited by Section 7.2.

7.4. Application of the Tenant Improvement Allowance and Additional TI Allowance. Tenant may apply the Improvement Allowance (and, if requested by Tenant, the Additional TI Allowance) for the payment of construction and other costs (including, without limitation, standard laboratory improvements; finishes; building fixtures; building permits; and architectural, engineering, design and consulting fees), in each case as reflected in the Approved Budget and the Approved Plans. In no event shall the Tenant Improvement Allowance or Additional TI Allowance be applied to the purchase of any furniture, personal property or other non-building system equipment.

8. Changes. Any changes to Tenant’s Work (each, a “Change”) requested by Landlord or Tenant after Landlord approves the Approved Plans in writing shall be requested and instituted in accordance with the provisions of this Section 8 and shall be subject to the reasonable written approval of the other party.

8.1. Changes Requested by Tenant.

(a) Tenant may request Changes after Landlord approves the Approved Plans by notifying Landlord thereof in writing in substantially the same form as the AIA standard change order form (a “Tenant Change Order Request”), which Tenant Change Order Request shall detail the nature and extent of any requested Changes. If the nature of a Change requires revisions to the Approved Plans, then Tenant shall be solely responsible for the cost and expense of such revisions. Tenant Change Order Requests shall be signed by Tenant’s Authorized Representative.

(b) Landlord shall approve or reject any Tenant Change Order Requests in accordance with the procedures established pursuant to Section 2. If Landlord does not approve in writing a Tenant Change Order Request, then such Tenant Change Order Request shall be deemed rejected by Landlord, and Tenant shall not be permitted to alter Tenant’s Work as contemplated by such Tenant Change Order Request.

8.2. Changes Requested by Landlord. Landlord may request Changes after Landlord approves the Approved Plans by notifying Tenant thereof in writing in substantially the same form as the AIA standard change order form (a “Landlord Change Order Request”), which Landlord Change Order Request shall detail the nature and extent of any requested Changes. If the nature of a Change requires revisions to the Approved Plans, then Landlord shall be solely responsible for the cost and expense of such revisions. Landlord shall reimburse Tenant for all additional costs and expenses payable by Tenant to complete Tenant’s Work due to a Landlord-requested Change in accordance with the payment provisions of this Work Letter.

8.3. Preparation of Estimates. Tenant shall, before proceeding with any Change, use its best efforts, prepare as soon as is reasonably practicable (but in no event more than five (5) business days after delivering a Tenant Change Order Request to Landlord or receipt of a Landlord Change Order Request) an estimate of the increased costs or savings that would result from such Change, as well as an estimate on such Change’s effects on the Schedule. Landlord shall have five (5) business days after receipt of such information from Tenant to (a) in the case of a Tenant Change Order Request, approve or reject such Tenant Change Order Request in writing, or (b) in the case of a Landlord Change Order Request, notify Tenant in writing of Landlord’s decision either to proceed with or abandon the Landlord-requested Change.

9. Miscellaneous.

9.1. Headings, Etc. Where applicable in this Work Letter, the singular includes the plural and the masculine or neuter includes the masculine, feminine and neuter. The section headings of this Work Letter are not a part of this Work Letter and shall have no effect upon the construction or interpretation of any part hereof.

9.2. Time of the Essence. Time is of the essence with respect to the performance of every provision of this Work Letter in which time of performance is a factor.

9.3. Covenants. Each provision of this Work Letter performable by either party shall be deemed both a covenant and a condition.

9.4. Consent. Whenever consent or approval of either party is required, that party shall not unreasonably withhold such consent or approval, except as may be expressly set forth to the contrary.

9.5. Entire Agreement. The terms of this Work Letter are intended by the parties as a final expression of their agreement with respect to the terms as are included herein, and may not be contradicted by evidence of any prior or contemporaneous agreement, other than the Lease.

9.6. Invalid Provisions. Any provision of this Work Letter that shall prove to be invalid, void or illegal shall in no way affect, impair or invalidate any other provision hereof, and all other provisions of this Work Letter shall remain in full force and effect and shall be interpreted as if the invalid, void or illegal provision did not exist.

9.7. Construction. The language in all parts of this Work Letter shall be in all cases construed as a whole according to its fair meaning and not strictly for or against either Landlord or Tenant.

9.8. Assigns. Each of the covenants, conditions and agreements herein contained shall inure to the benefit of and shall apply to and be binding upon the parties hereto and their respective heirs; legatees; devisees; executors; administrators; and permitted successors, assigns, sublessees. Nothing in this Section 9.8 shall in any way alter the provisions of the Lease restricting assignment or subletting.

9.9. Authority. That individual or those individuals signing this Work Letter guarantee, warrant and represent that said individual or individuals have the power, authority and legal capacity to sign this Work Letter on behalf of and to bind all entities, corporations, partnerships, limited liability companies, joint venturers or other organizations and entities on whose behalf said individual or individuals have signed.

9.10. Counterparts. This Work Letter may be executed in one or more counterparts, each of which, when taken together, shall constitute one and the same document.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Work Letter to be effective on the date first above written.

LANDLORD:

BMR-6828 NANCY RIDGE DRIVE LLC, a Delaware limited liability company

By:	/s/ Alan D. Gold
Name:	Alan D. Gold
Title:	President & CEO

TENANT:

CARDIOVASCULAR BIOTHERAPEUTICS, INC., a Delaware corporation

By:	/s/ Daniel C. Montano
Name:	Daniel C. Montano
Title:	President

EXHIBIT A

SCHEDULE

[To be agreed upon by Landlord and Tenant prior

to commencement of Tenant’s Work]

G-A-1

SCHEDULE 2.1

TENANT WORK PLANS

Architectural Drawings

1.	Site plan

2.	Floor and reflected ceiling plans

3.	Elevations (exterior and interior)

4.	Sections (building and wall)

5.	Details (exterior and interior)

6.	Schedules (doors, windows, finishes, etc.)

Engineering Drawings

1.	Mechanical

2.	Plumbing

3.	Electrical

4.	Fire Protection

5.	Civil Engineering

6.	Landscape architecture

Specifications—Required for all disciplines listed above

G-2.1-1